  Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SCIENZA LABS, INC.

AND

ROMARK GLOBAL PHARMA, LLC

August 13, 2018

TABLE OF CONTENTS

Page

ARTICLE I ASSET PURCHASE; PURCHASE PRICE	1
1.1 Purchase and Sale of Assets	1
1.2 Purchase Price	4
1.3 Closing	4
1.4 Closing Actions and Deliveries	4
1.5 Allocation of Purchase Price	5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER	6
2.1 Organization and Qualification	6
2.2 Authority and Enforceability	6
2.3 Consents and Approvals; No Violations	6
2.4 Litigation	7
2.5 Compliance with Laws	7
2.6 Brokers	7
2.7 Personal Property	7
2.8 Taxes	7
2.9 Solvency	8
2.10 Compliance with Assigned Contracts	8
2.11 Environmental Laws	8
2.12 Disclosure Schedules	8
2.13 No Other Representations and Warranties	8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER	8
3.1 Organization	8
3.2 Authority	8
3.3 Consents and Approvals; No Violations	9
3.4 Brokers	9
3.5 Litigation	9
3.6 Sufficiency of Funds	9
3.7 Solvency	9
3.8 Acknowledgement by Buyer	10
ARTICLE IV COVENANTS	10
4.1 Taxes	10
4.2 Further Assurances	10
4.3 Public Announcements; Confidentiality Agreement	10
4.4 Seller Employees Seller Employees	11

4.5 Reasonable Efforts; Further Assurances; Cooperation	11
4.6 Laboratory Permits	11
4.7 No Use of Names	11
4.8 Post-Closing	11
4.9 Non-Solicitation	11
ARTICLE V CLOSING CONDITIONS	12
5.1 Conditions to Obligation of Buyer	12
5.2 Conditions to Obligation of Seller	12
ARTICLE VI INDEMNIFICATION	13
6.1 Survival	13
6.2 Indemnification	13
6.3 Procedures	13
6.4 Indemnification as Sole Remedy	14
ARTICLE VII TERMINATION	14
7.1 Termination	14
7.2 Effect of Termination	14
ARTICLE VIII MISCELLANEOUS	14
8.1 Definitions	14
8.2 Expenses	19
8.3 Entire Agreement; Amendment; Waiver; Assignment	19
8.4 Notices	19
8.5 Governing Law	21
8.6 Dispute Resolution	21
8.7 Exhibits and Schedules	21
8.8 Construction; Interpretation	22
8.9 Parties in Interest	22
8.10 Severability	22
8.11 AS IS CONDITION; DISCLAIMER OF WARRANTIES; EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	22
8.12 Counterparts	23
8.13 Waiver of Jury Trial	23
8.14 Non-Recourse	24
8.15 Time of Essence	24

Exhibits:

Schedule 1.1(a)(i):
Furniture & Equipment
Schedule 1.1(a)(iv):
Assigned Contracts
Schedule 1.1(a)(v):
Transferred Software
Schedule 1.1(a)(vii):
Inventory
Exhibit A:
Form of Escrow Agreement
Exhibit B:
Form of Bill of Sale
Exhibit C:
Form of Assignment and Assumption Agreement
Exhibit D:
Form of Promissory Note
Exhibit E:
Form of Security Agreement
Exhibit F:
Form of Guaranty Agreement
Exhibit G:
Process of Obtaining FDA Establishment Identifier Number
Exhibit H:
Form of Sublease Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 13, 2018, is made by and among Scienza Labs, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Seller”), and Romark Global Pharma, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Definitions of certain terms are set forth in Section 8.1.

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, substantially all of the assets of Seller used in its Laboratory Business in exchange for the Purchase Price.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
ASSET PURCHASE; PURCHASE PRICE

1.1               Purchase and Sale of Assets

(a)               Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the following assets, property and rights of Seller, that are used or held for use solely in Seller’s Laboratory Business (collectively, the “Assets”):

(i)                 all tangible personal property used or held for use in the operation of the Laboratory Business, including, without limitation, all equipment, appliances, tooling, parts, counter space, fixtures, spare parts, maintenance equipment, cleaning equipment and supplies, telephones, printers, and computer hardware including, without limitation, those assets listed in Schedule 1.1(a)(i) (collectively, the “Furniture & Equipment”);

(ii)                 all quality manuals, general procedures, quality systems, standard operating procedures and technical procedures used in connection with the Laboratory Business, including electronic copies thereof, if any (collectively, the “Transferred IP”);

(iii)                 any Improvements (only to the extent of Seller’s interest therein) located on or attached to the Laboratory Premises, and all rights arising out of the ownership thereof;

(iv)                 any Contract entered into in the Ordinary Course of Business that is used in the operation of the Laboratory Business and listed on Schedule 1.1(a)(iv) (the “Assigned Contracts”);

(v)                 the software and related licenses used in the operation of the Laboratory Business listed on Schedule 1.1(a)(v) (the “Transferred Software”);

(vi)                 all third party guarantees, warranties and other similar agreements (collectively, the “Guarantees”) primarily related to the Assets or the Assumed Liabilities; and

(vii)                 all Inventory, including Inventory listed on Schedule 1.1(a)(vii) attached hereto.

All of the Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all Liens (other than Permitted Liens).

(b)               Excluded Assets. Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling, transferring or assigning, any other assets or properties of Seller other than the Assets, and all such other assets and properties shall be excluded from the Assets (such other assets and properties, the “Excluded Assets”). Without limitation of the foregoing, the Excluded Assets shall include the following assets and properties of Seller:

(i)                 all assets of Pharma-Bio Serv, Inc. and Pharma-Bio Serv PR, Inc. (collectively, the “Affiliate Entities”) held by such Affiliate Entity and used in the Laboratory Business;

(ii)                 all assets and rights of the Affiliate Entities and their Affiliates other than the Assets;

(iii)                 any signs or personal property which contain the name (or trade derivative thereof) or logo of Seller, including all uniforms supplied to Seller’s employees, if any;

(iv)                 accounts receivable of Seller or the Affiliate Entities relating to the Laboratory Business or its operation thereof, refunds of insurance premiums, and credit and debit card receivables (collectively, the “Accounts Receivable”), including but not limited to any accounts receivable or other amounts owed by Buyer or its Affiliates to Seller or its Affiliates, which such amounts shall remain due and payable and not be affected by the transactions contemplated; hereby;

(v)                 all files, documents, instruments, papers, computer files and records and all other books and records of Seller in any form or media;

(vi)                 any Permits relating to the Laboratory Business which are not permitted to be transferred or assigned under applicable Law;

(vii)                 all Deposits and Prepaid Expenses;

(viii)                 other than the Transferred IP, all Intellectual Property owned by or licensed to Seller (except pursuant to any Assigned Contract), including all rights in the name “Scienza”, the websites and web addresses of Seller, its trademarks, service marks, trade names, and similar intangibles including any right to use, or interest in, any of the name of Seller or any Affiliate thereof, or any similar name or intangible registered or licensed to any of the foregoing, or any trade names used by Seller or any Affiliate thereof (except pursuant to any Contract that is an Asset) and all goodwill of Seller and its Affiliates;

(ix)                 claims, rebates, refunds and other general intangibles arising from the operation of the Laboratory Business prior to the Effective Time;

(x)                 all refunds and credits of Taxes attributable to the Laboratory Business or the Assets for any Pre-Closing Tax Period, including any personal property taxes and municipal license tax paid in advance by Seller;

(xi)                 all casualty insurance, title insurance, liability insurance and other insurance policies of Seller and its Affiliates and claims or proceeds thereunder;

(xii)                 other than the Transferred Software, any and all rights to any software used in any computer equipment;

(xiii)                 the books and business records of Seller primarily relating to assets and liabilities of Seller other than the Assets or the Assumed Liabilities and the books and business records of Seller or the Affiliate Entities relating to (A) employees, independent contractors and other personnel of Seller, including employee manuals, employee handbooks and employee personnel records, and instructional, promotional and educational materials, or (B) corporate, chain-wide or division-level operations, policies, or plans, including the following: policy, compliance and procedures manuals; internal audit reports and any information, books, records or files (whether in writing or electronic format) concerning the financial performance, strategic plans, budgets, forecasts, projections, or competitive or capital spending analysis of excluded operations;

(xiv)                 all cash and cash equivalents, bank accounts and securities of Seller;

(xv)                 all Contracts of Seller that are not Assigned Contracts;

(xvi)                 the rights which accrue or will accrue to Seller under the Transaction Documents;

(xvii)                 all trucks, vans, and automobiles;

(xviii)                 all customers, customer relationships, customer lists, customer data and information;

(xix)                 all property which, upon installation thereof, under Seller’s current lease agreement becomes the property of the landlord thereunder;

(xx)                 all Benefit Plans, and all funding vehicles and assets attributable thereto;

(xxi)                 all rights to occupy the Laboratory Premises under lease except to the extent subleased to Buyer as provided herein;

(xxii)                 all rights to, or obligations under, any Legal Proceeding of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise; and

(xxiii)                 all equity or other ownership interests in any entity.

(c)               Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all of the following Liabilities (other than the Retained Liabilities) (collectively, the “Assumed Liabilities”):

(i)                 all Liabilities under the Assigned Contracts arising, and based upon facts occurring, after the Effective Time;

(ii)                 all Liabilities (other than with respect to Taxes, it being understood that the Assumed Liabilities with respect to Taxes are set forth in Section 1.1(c)(iii)) arising, and based upon facts occurring, after the Effective Time, with respect to the ownership of the Assets; and

(iii)                 all Liabilities for Taxes relating to the Assets for any Post-Closing Tax Period.

(d)               Retained Liabilities. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, Buyer shall not assume, and shall not be obligated to assume or pay, perform or discharge, and Seller shall retain, pay, perform and discharge, any Liabilities of Seller that are not Assumed Liabilities (such retained Liabilities, collectively, the “Retained Liabilities”).

1.2               Purchase Price. The aggregate consideration (collectively, the “Purchase Price”) to be paid by Buyer for the Assets, in addition to the assumption of the Assumed Liabilities, shall be Five Million Dollars ($5,000,000.00), payable in accordance with Section 1.4(b)(i). On the date hereof, Seller and Buyer have entered into an escrow agreement in the form of Exhibit A hereto (the “Escrow Agreement”) pursuant to which (1) Buyer has deposited One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) (the “Escrow Amount”) and (2) each of Buyer, Seller, and Guarantor (as hereinafter defined), as applicable, have delivered undated original executed copies of the Escrow Closing Documents with the escrow agent thereto. The Escrow Amount shall be released to Seller and the Escrow Closing Documents shall be released to the respective parties identified in the Escrow Agreement upon Seller’s written certification that Seller has satisfied the conditions to Buyer’s obligations to consummate the transactions set forth in Section 5.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions). The Escrow Amount shall be released to Buyer in accordance with the terms of the Escrow Agreement upon the termination of this Agreement in accordance with ARTICLE VII.

1.3               Closing. The consummation of the purchase of the Assets (the “Closing”) will occur when the Parties have complied with their respective obligations under ARTICLE V. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 12:01 AM EST time (the “Effective Time”) on the Closing Date. The Closing shall be deemed to occur upon the delivery of the Escrow Amount and Escrow Closing Documents by the escrow agent in accordance with the Escrow Agreement.

1.4               Closing Actions and Deliveries.

(a)               On the Closing Date (other than item (iii) which shall be delivered on the date hereof), Seller shall deliver to Buyer (provided that delivery by the escrow agent shall be deemed delivery by Seller):

(i)                 a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller, transferring the tangible personal property included in the Assets to Buyer;

(ii)                 an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to, and assumption by, Buyer of all of the Assets and the Assumed Liabilities;

(iii)                 a certificate of the secretary or manager of Seller certifying to (A) Seller’s articles of incorporation and bylaws, if any, (or similar governing documents), (B) the adoption of resolutions of Seller approving the transactions contemplated hereby and by each of the other Transaction Documents to which Seller is a party, (C) the incumbency of the officers signing this Agreement and other Transaction Documents to which Seller is a party on behalf of Seller (together with their specimen signatures), and (D) attaching a good standing certificate (or similar document) issued by the secretary of state certifying that Seller is existing and in good standing under the laws of the Commonwealth of Puerto Rico; and

(iv)                 such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

(b)               On the Closing Date (other than items (iv) and (v) which shall be delivered on the date hereof), Buyer shall deliver to Seller (provided that delivery by the escrow agent shall be deemed delivery by Buyer):

(i)                 the Purchase Price in the following manner: (A) the Escrow Amount will be released to Seller, (B) delivery of a promissory note in the form attached hereto as Exhibit D in the principal amount of Three Million Dollars (the “Promissory Note”), and (C) application of a credit to Buyer for Two Hundred Fifty Thousand Dollars ($250,000.00) in respect of the Buyer Deposit;

(ii)                 the Bill of Sale and the Assignment and Assumption Agreement, each duly executed by Buyer;

(iii)                 a security agreement in the form attached hereto as Exhibit E (the “Security Agreement”), granting Seller a secured interest on the Assets;

(iv)                 a guaranty agreement in the form attached hereto as Exhibit F (the “Guaranty Agreement”) duly executed by Romark Laboratories L.C., a Florida limited liability company (the “Guarantor”), providing for Guarantor’s limited guaranty of Three Million Dollars ($3,000,000.00) of the Purchase Price;

(v)                 a certificate of the secretary or manager of Buyer certifying to (A) Buyer’s articles of organization and limited liability company agreement (or similar governing documents), (B) the adoption of resolutions of Buyer approving the transactions contemplated hereby and by each of the other Transaction Documents to which Buyer is a party, (C) the incumbency of the officers signing this Agreement and other Transaction Documents to which Buyer is a party on behalf of Buyer (together with their specimen signatures), and (D) attaching a good standing certificate (or similar document) issued by the secretary of state certifying that Seller is existing and in good standing under the laws of the Commonwealth of Puerto Rico;

(vi)                 a certificate of the secretary or manager of Guarantor certifying to (A) Guarantor’s articles of organization and limited liability company agreement (or similar governing documents), (B) the adoption of resolutions of Guarantor approving the transactions contemplated by the Guaranty Agreement to which Guarantor is a party, (C) the incumbency of the officers signing the Guaranty Agreement to which Guarantor is a party on behalf of Guarantor (together with their specimen signatures), and (D) attaching a good standing certificate (or similar document) issued by the secretary of state certifying that Guarantor is existing and in good standing under the laws of Florida; and

(vii)                 such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

1.5               Allocation of Purchase Price. Buyer and Seller shall agree on the allocation of the Purchase Price among the Assets within sixty (60) days after the Closing Date; provided, however, that a minimum of Two Million Dollars ($2,000,000.00) of the Purchase Price will be allocated to the equipment included in the Assets. The Parties agree to file (or cause to be filed) all Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with such allocation of the Purchase Price described herein. The Parties agree to refrain from taking any position that is inconsistent with such allocation, and to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. Notwithstanding any of the foregoing, the agreed upon allocation shall also comply with the rules and regulations promulgated under the 2011 Puerto Rico Internal Revenue Code, as amended.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

2.1               Organization and Qualification.

(a)               Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico and is qualified to do business in each jurisdiction in which the Assets are located. Seller has the requisite power and authority to own, lease and operate its properties and to carry on its Laboratory Business as presently conducted.

(b)               Seller is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the Laboratory Business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a material adverse effect on Seller.

2.2                Authority and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by each of the other Transaction Documents have been duly authorized by all necessary action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller, and, each Transaction Document constitutes, or will constitute, as the case may be, a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

2.3               Consents and Approvals; No Violations.

(a)               Except (i) as set forth in Section 2.3(a) of the Disclosure Schedule, and (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates, no material filing with or material notice to, and no authorization, Consent or approval of, or material Order of, any Governmental Entity or any other Person is necessary for the execution and delivery by Seller or any of its Affiliates of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

(b)               Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which Seller is a party by Seller nor the consummation by Seller of the transactions contemplated hereby or by any of the other Transaction Documents to which Seller is a party will conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the Assets (other than Permitted Liens) under, (i) the articles of incorporation or bylaws (or similar governing documents) of Seller, (ii) except as set forth in Section 2.3(b) of the Disclosure Schedule, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (iii) any Order or Law applicable to Seller or any of its Affiliates or any of their respective properties or assets.

2.4               Litigation. Except as set forth in Section 2.4 of the Disclosure Schedule, there is no Legal Proceeding pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates related to the Assets or the Laboratory Business, or that challenges the validity or enforceability of any Transaction Document or seeks to enjoin or prohibit consummation of the transactions contemplated thereby. Neither Seller nor any of its Affiliates is subject to any outstanding Order related to the Assets or the Laboratory Business or that would otherwise prevent or materially delay Seller’s ability to consummate the transactions contemplated by any Transaction Document or perform in any material respect its obligations thereunder.

2.5               Compliance with Laws. Seller is in compliance, in all material respects, with all applicable Laws and Orders which apply to the Laboratory Business and its conduct thereof.

2.6               Brokers. No broker, finder or investment banker or other Person is entitled to any broker’s, finder’s or investment banker’s fee or commission or other similar compensation or payments in connection with the transactions contemplated by this Agreement or by any of the other Transaction Documents based upon arrangements made by and on behalf of Seller. Seller shall be responsible for the payment of any commission or fee payable to any broker engaged by Seller.

2.7               Personal Property.

(a)               As of the date hereof, Seller owns, or holds under valid leases, all material tangible personal property necessary for the operation of the Laboratory Business, subject to no Liens or encumbrances except for Liens identified in Section 2.7(a) of the Disclosure Schedule, and (i) Liens for Taxes that are not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, incurred in the Ordinary Course of Business for sums not yet paid; (iii) Liens on the Laboratory Premises real property, and (iv) Liens which do not materially impair the value of any material portion of the Assets as a whole (“Permitted Liens”).

(b)               Seller owns, or holds under valid leases, all of the assets, properties and rights described in Section 1.1(a)(i)-(vii). Seller has the power and right to sell, assign and transfer to Buyer, and upon consummation of the transactions contemplated by the Transaction Documents, Buyer will acquire good and marketable title to, all of such assets, properties and rights, free and clear of all Liens (other than Permitted Liens).

2.8               Taxes. Seller has timely filed with the appropriate taxing authorities all Tax Returns with respect to the Assets that it has been required to file and all such Tax Returns are true, correct, and complete in all material respects. All Taxes owed by Seller with respect to the Assets, including any Taxes with respect to the Laboratory Business to the extent required to be paid by Seller, (whether or not shown or required to be shown on any Tax Return) have been timely paid. There are no Liens (other than Permitted Liens) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Seller and/or its Affiliates have not received any claims in writing concerning any material Tax Liability of Seller with respect to the Laboratory Business, Assets or Laboratory Premises and there are no pending or threatened assessments for Taxes with respect to any of the Assets or the Laboratory Premises.

2.9               Solvency. Assuming the (i) accuracy in all material respects of the representations and warranties of Buyer set forth in this Agreement and/or the Transaction Documents and (ii) performance in all material respects by Buyer of its obligations under the Transaction Documents, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the transactions contemplated hereby, neither Seller nor its Affiliates have incurred, nor plan to incur, debts beyond their ability to pay as they become absolute and matured.

2.10               Compliance with Assigned Contracts. Seller has complied with its obligations in all material respects under the Assigned Contracts.

2.11               Environmental Laws. To the best of Seller’s knowledge, there are no Environmental Liabilities pending or threatened.

2.12               Disclosure Schedules. The Disclosure Schedule is complete and accurate in all material respects and is incorporated herein by reference.

2.13               No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedule) or in any other Transaction Document, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Laboratory Business and the Assets furnished or made available to Buyer and its representatives (including any information, documents or material made available to Buyer in any electronic data room, management presentations or in any other form in expectation of the transactions contemplated hereby or by any of the other Transaction Documents) or as to the future revenue, profitability or success of the Laboratory Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1               Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority carry on its business as presently conducted.

3.2               Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by each of the other Transaction Documents to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its direct or indirect equity holders) on the part of Buyer is necessary to authorize this Agreement or any of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer, except for such Transaction Documents that are required by the terms hereof to be executed and delivered by Buyer after the date hereof, in which case such Transaction Documents will be duly executed and delivered by Buyer at or prior to the Closing, and each Transaction Document constitutes, or will constitute, as the case may be, a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

3.3               Consents and Approvals; No Violations. No material filing with or material notice to, and no material Permit, authorization, Consent or approval of, or material Order of, any Governmental Entity is necessary for the execution and delivery by Buyer or any of its Affiliates of this Agreement or any of the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance by Buyer of this Agreement or any of the other Transaction Documents to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or by any of the other Transaction Documents to which Buyer is a party will conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien under, (a) the certificate or articles of formation or bylaws (or similar governing documents) of Buyer or its Affiliates, (b) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Buyer or its Affiliates are a party to or by which Buyer or its Affiliates or any of its properties or assets may be bound or (c) any Law or Order applicable to Buyer or any of Buyer’s Affiliates or any of their respective properties or assets.

3.4               Brokers. No broker, finder or investment banker or other Person is entitled to any broker’s, finder’s or investment banker’s fee or commission or other similar compensation or payments in connection with the transactions contemplated hereby or by any of the other Transaction Documents based upon arrangements made by and on behalf of Buyer.

3.5               Litigation. Neither Buyer nor any of its Affiliates is a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

3.6               Sufficiency of Funds. Buyer has and will have at Closing sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

3.7               Solvency. Assuming the (i) accuracy in all material respects of the representations and warranties of Seller set forth in this Agreement and/or the Transaction Documents and (ii) performance in all material respects by Seller of its obligations under the Transaction Documents, immediately after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Buyer and its Affiliates shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Affiliates or Seller. In connection with the transactions contemplated hereby, neither Seller nor its Affiliates have incurred, nor plan to incur, debts beyond their ability to pay as they become absolute and matured.

3.8               Acknowledgement by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of the Laboratory Business, including the Assets to be acquired. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in this Agreement and in the other Transaction Documents.

ARTICLE IV
COVENANTS

4.1               Taxes.

(a)               All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (including any penalties, interest, additions to Tax and costs and expenses, if any, relating to such Taxes, but excluding any transfer gains Taxes or Taxes in the nature of an income Tax, municipal license tax, franchise Tax or excise Tax), whether for real or personal property (collectively, “Transfer Taxes”), in connection with the transactions contemplated under this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Party that is required by applicable Law to file any Tax Returns in connection with any such Taxes shall timely prepare and file all Tax returns and other filings with respect thereto. Buyer and Seller will cooperate with each other in the preparation of any such Tax Returns or other filings and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes.

(b)               Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information and assistance relating to the Assets and Laboratory Business as is reasonably necessary for (i) the preparation and filing of any Tax Return, (ii) the preparation for and proof of facts during any Tax audit, (iii) the preparation for any Tax protest, (iv) the prosecution or defense of any Legal Proceeding relating to Tax matters and (v) the answer of any governmental or regulatory inquiry relating to Tax matters.

4.2               Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

4.3               Public Announcements; Confidentiality Agreement.

(a)               If any Party or any of its Affiliates proposes to make any announcement or other disclosure relating to the existence or subject matter of this Agreement, the disclosing Party shall give the other Party prior notice of, and an opportunity to comment on, the proposed announcement or disclosure, except if and to the extent that such Party is required to make any public disclosure or filing (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its Affiliates are listed or traded or (iii) in connection with enforcing its rights under this Agreement.

(b)               Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, Buyer covenants and agrees to keep confidential, in accordance with and subject to the provisions of such Confidentiality Agreement (to the extent such provisions are not in conflict or inconsistent with the provisions of this Agreement, including Section 4.3(a)), information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.3(b) shall nonetheless continue in full force and effect.

4.4               Seller Employees Seller Employees. Buyer will use its reasonable best efforts to offer post-Closing employment to any of Seller’s employees that are terminated by Seller in connection with the transactions contemplated hereby and as to which Seller submits reasonable evidence that such employees have been terminated. With respect to employees, Seller shall be responsible for all compensation, benefits and indemnification, either contractual or required by law, arising prior to the Closing (in accordance with Seller’s employment terms), and Buyer shall be responsible for all compensation, benefits and indemnification, either contractual or required by law, arising after the Closing (in accordance with Buyer’s employment terms) for each such employee who accepts Buyer’s offer of employment, if any. Seller will indemnify and hold harmless Buyer from any employee claim for services rendered to Seller or its Affiliates prior to the Closing and based on facts occurring prior to the Closing. The limitations of Article VI will not be applicable to claims against Seller pursuant to this Section 4.4.

4.5               Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all required authorizations, Consents or approvals over the transactions contemplated hereby, including but not limited to those described in in Section 2.3(a) of the Disclosure Schedule and by the other Transaction Documents, including using commercially reasonable efforts to give all notices to, and obtain all Consents from, all third parties that are described in Section 2.3(b) of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom Consent or approval is requested.

4.6               Laboratory Permits. Buyer acknowledges and agrees that Buyer shall be solely responsible in obtaining any required accreditations, registrations, Permits, or similar documentation which is not an Acquired Permit and that may be required to be obtained by Buyer in order to properly operate the Laboratory Business following the Closing; provided, however, that at Buyer’s request, Seller will reasonably support any efforts of Buyer to transfer its Federal Drug Administration Establishment Identifier Number to Buyer. Without limiting the generality of the foregoing, Seller acknowledges that, in order for Buyer to request or obtain certain permits, Seller may be required to file certain notices and/or forms with Governmental Entities and Seller agrees that it shall undertake all commercially reasonable actions (without undue burden or out-of-pocket expenses to Seller) required for timely delivering or filing such notices or forms. Seller shall also cooperate with, and provide to Buyer such information related to the Assets (without undue burden or out-of-pocket expenses to Seller) as may be reasonably required from Seller or the Laboratory Business in order for Buyer to obtain such accreditations, Permits or registrations. Attached hereto as Exhibit G is an illustrative example on the process involved in obtaining a Federal Drug Administration Establishment Identifier Number.

4.7               No Use of Names. Buyer agrees that it shall not use the names or logos of Seller or any of its Affiliates or any similar name or logos. As soon as reasonably practical following Closing, but before commencing general operations of the Laboratory Business, Buyer shall remove the other names and logos of Seller appearing on the Assets, at Buyer’s expense.

4.8               Post-Closing. Buyer and Seller hereby agree to cooperate to ensure the orderly transfer of the Laboratory Premises and the Assets upon Closing.

4.9               Non-Solicitation. In order to ensure that the Parties will respectively realize the benefits of transactions contemplated hereby, Seller and Buyer hereby agree that each shall not, and shall each cause its respective Affiliates not to, during the period commencing on the Closing Date and ending two (2) years after the Closing Date, directly or indirectly, (i) employ or permit any company or business directly or indirectly controlled by it to employ any person who is or was employed by the other Party or its Affiliates or within the six (6) months prior to such time, or (ii) in any manner seek to induce any such person to leave his or her employment or to not seek employment with the other Party, except that the preceding clauses (i) and (ii) shall not prohibit:

(a)                either Party from any general solicitation for employment (including newspapers or magazines, over the internet or by any search or employment agency) if not specifically directed towards any person; or

(b)               Buyer from offering post-Closing employment to any of Seller’s employees that were terminated in connection with the transactions contemplated hereby.

ARTICLE V
CLOSING CONDITIONS

5.1               Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Buyer in its sole discretion.

(a)               Each of the representations and warranties of Seller contained in this Agreement shall be true in all respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and of the Closing Date, except for such failures to be true that would not be reasonably likely to have, individually or in the aggregate, a material adverse effect.

(b)               Seller shall have performed or complied in all material respects with its obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date, except for such failures to be true that would not be reasonably likely to have, individually or in the aggregate, a material adverse effect.

(c)               No temporary restraining Order, Law, preliminary or permanent injunction, cease and desist Order, or other Order issued by any Governmental Entity, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.

(d)               Seller shall have made the deliveries to Buyer required under Section 1.4(a).

(e)               Buyer shall have obtained a sublease for the Laboratory Premises in the form attached hereto as Exhibit H (the “Sublease”).

(f)               Seller shall have vacated the Laboratory Premises.

5.2               Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Seller in its sole discretion:

(a)               Buyer shall have performed or complied in all material respects with its other obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(b)               No temporary restraining Order, Law, preliminary, or permanent injunction, cease and desist Order or other order issued by any Governmental Entity shall be in effect prohibiting or preventing the transactions contemplated by this Agreement or any other Transaction Document.

(c)               Buyer shall have made the deliveries to Seller required under Section 1.4(b).

ARTICLE VI
INDEMNIFICATION

6.1               Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date, except that representations and warranties under Section 2.1, Section 2.2, Section 2.6, and Section 2.7 shall survive the Closing for a period of three (3) years and those relating to Liabilities for Taxes shall survive until the latest date permitted by applicable Law (provided that any claim brought prior to such time bar shall survive until resolution of such claim). The covenants and other agreements contained in this Agreement shall survive the Closing Date in accordance with their terms.

6.2               Indemnification.

(a)               From and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities or expenses, including reasonable attorneys’ fees and expenses and expenses of enforcing this indemnity (collectively “Damages”) incurred by Buyer arising out of, relating to or resulting from: (i) the breach or default of any representation or warranty of Seller under this Agreement; (ii) the breach or default of any covenant or agreement of Seller under this Agreement; (iii) the Retained Liabilities; (iv) the Excluded Assets; and (v) Seller’s noncompliance of any bulk sale requirements under the Commonwealth of Puerto Rico’s Act 60 of April 27, 1931, sec.1, as amended; provided, however, Seller shall not, absent fraud, be liable under Section 6.2(a)(i) for any indemnification claims: (A) unless and until the Damages incurred by Buyer exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate, at which point Seller shall be liable for all such Damages that have been incurred by Buyer; and (B) for any Damages that exceed, in the aggregate, Three Million Dollars ($3,000,000.00).

(b)               From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from: (i) the breach or default of any representation or warranty of Buyer under this Agreement, (ii) the breach or default of any covenant or agreement of Buyer under this Agreement, and (iii) the Assumed Liabilities; provided, however, that Buyer, absent fraud, shall not be liable under Section 6.2(b)(i) for any indemnification claims: (A) unless and until the Damages incurred by Buyer exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate, at which point Buyer shall be liable for all such Damages that have been incurred by Seller; and (B) for any Damages that exceed, in the aggregate, Three Million Dollars ($3,000,000.00).

6.3               Procedures.

(a)               The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by a third party that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced.

(b)               The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel reasonably satisfactory to the parties. In the event that the indemnifying party does not undertake such defense or opposition within fifteen (15) days of notice of Claim (or such shorter period as applicable in the circumstances in the event earlier action or response is necessary or appropriate), then the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost. Notwithstanding any provision herein to the contrary, the indemnifying party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the indemnified party, if the claim for which the indemnifying party seeks to assume control: seeks non-monetary relief or involves criminal allegations (other than misdemeanors).

(c)               Notwithstanding anything herein to the contrary: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of any Claim, and shall have the right to consult with the indemnifying party and its counsel concerning any Claim, and the indemnifying party and the indemnified party shall cooperate in good faith with respect to any Claim; and (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include a release of the indemnified party from all liability in respect of such Claim.

6.4               Indemnification as Sole Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of intentional fraud, the indemnified party shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations or waivers contained herein, and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant in this Agreement.

ARTICLE VII
TERMINATION

7.1               Termination. This Agreement may be terminated at any time prior to the Closing by either Buyer or Seller, by providing written notice to the other Party and the escrow agent, if the Closing shall not have been consummated within sixty (60) days of the date hereof (the “Optional End Date”); provided, however, that the Optional End Date shall be extended by (i) the number of days Seller is impacted by a Force Majeure Event plus (ii) the number of days Seller is impacted by a Third-Party Audit Event.

7.2               Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.2, this Agreement and each of the Transaction Documents shall forthwith become void and there shall be no liability on the part of any Party.

ARTICLE VIII
MISCELLANEOUS

8.1               Definitions.

(a)               For purposes of this Agreement, the terms set forth below have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, health, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments, supplements or modifications thereto), in each case whether or not in writing, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or Seller’s Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller’s or its Affiliates’ respective businesses or any spouse or dependent of such individual, or under which Seller or any of its Affiliates has or may have any Liability.

“Business Day” means any day of the year on which national banking institutions in Puerto Rico are open to the public for conducting business and are not required or authorized to close.

“Buyer Deposit” means an amount equal to $250,000 paid by Buyer on or about April 4, 2018.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated January 10, 2018, by and among Pharma-Bio Serv PR, Inc., Seller and Buyer.

“Consent” means any consent, approval, authorization, Permit of, filing with, or notification to, any Person.

“Contract” shall mean any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Deposits” means, all utility deposits, security, vendor and other deposits actually being held directly or indirectly by a third party related primarily to the Assets or the Assumed Liabilities.

“Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Environmental Laws” means all laws, rules, regulations, resolutions, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to pollution, contamination or protection of the environment or similar health or safety matters, or natural resources, including, without limitation, those relating to the uses, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials, substances or wastes.

“Environmental Liabilities” means any and all allegations, demands, claims, liabilities, losses, obligations, causes of actions, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees, consultants’ fees, remediation costs, court costs, and other costs of suit arising out of or relating to Environmental Laws, but only to the extent such liabilities and obligations arise from Seller’s: (i) use, operation, tenure or control of the Assets, the Laboratory Business or the Laboratory Premises; (ii) Seller’s violation or noncompliance with any Environmental Law, a Permit or Permit condition; or (iii) any environmental condition of the Laboratory Premises or coming from the Laboratory Premises (including above or below ground) caused by or related to (i) or (ii) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Escrow Closing Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Promissory Note, the Security Agreement, the Guaranty Agreement, and the Sublease Agreement required to be delivered to the escrow agent on the date hereof.

“Force Majeure Event” means a delay caused by or resulting from acts beyond Seller’s reasonable control, including the following Force Majeure Events: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Entity; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any United States federal, state, local, municipal, foreign (including for the avoidance of doubt, the Commonwealth of Puerto Rico) or supranational governmental department, any political subdivision thereof or any court, commission, board, bureau, legislative or administrative body, instrumentality or agency.

“Improvements” means the buildings, fixtures, lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems and improvements located on or attached to the Laboratory Premises, to the extent owned by Seller and which upon installation or expiration of the relevant Laboratory Premises lease agreement do not become the property of the landlord thereunder, if any.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); and (vi) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all raw materials used in the Laboratory Business, and general supplies, containers, labels, packaging material, maintenance supplies and other similar items, whether in broken or unbroken units, which are located at the Laboratory Premises.

“Laboratory Business” means the business conducted by Seller at the Laboratory Premises.

“Laboratory Premises” means the laboratory operated by Seller located at 6 Road 696, Dorado, Puerto Rico and, unless the context otherwise requires, and Improvements relating thereto.

“Law” means any federal, state, local, common law or foreign law (including, for the avoidance of doubt, U.S. or the Commonwealth of Puerto Rico law, statute, code, ordinance, rule, regulation, resolution, order, permit, conventions, restrictions, treaties, ordinances, approvals, directives, judgments, injunctions, stipulations, writs, awards and decrees of, or other requirement or rule of law of, or issued by, any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands, petitions, mediations, audits, inquiries, examinations, arbitrations or governmental or other legal proceedings, whether at law or in equity.

“Liability” means any debt, liability, obligation or commitment of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether determined or determinable, and whether due or to become due, or otherwise), including any liability for Taxes.

“Lien” or “lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, right of first offer, servitude, sublease, easement, hypothecation, restrictive covenant, encroachment, security agreement, equitable interest, earn-out, conditional sale or other title retention device or arrangement, deed of trust, or other similar encumbrance or restriction of any kind, in each case whether contingent, fixed or otherwise or whether relating to any property or right or the income or profits therefrom.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, verdict or award or any arbitration award.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

“Permit” means any authorization, approval, Order, consent, license, certificate, permit, registration or qualification required to be obtained from a Governmental Entity.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Post-Closing Tax Period” means any Tax period beginning any time after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prepaid Expenses” means and all prepaid rent and other prepaid charges and expenses related primarily to the Assets or the Assumed Liabilities, if any.

“Tax” or “Taxes” means (a) all United States federal, state, local and non-United States (including the Commonwealth of Puerto Rico) and other taxes including: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, disability, workers’ compensation, unemployment compensation, intangible, real property, personal property, alternative or add on minimum, net worth, ad valorem, customs duty, stamp, documentary, license, transfer, value added, escheat or gains taxes; (ii) taxes or other charges in the nature of excise, or collected through withholding; and (iii) any interest, additions to tax, or penalties applicable, or costs and expenses relating, to the items in clauses (i) and (ii) and (b) any Liability for any items described in clause (a) payable by reason of transferee, successor or secondary liability, contract, assumption, operation of law (including Treasury Regulations Section 1.1502-6) or otherwise.

“Tax Return” means any return, report, declaration, form, filing, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Audit Event” means a delay caused by or resulting from a third-party audit or investigation conducted on Seller, the Laboratory Business, and/or the Laboratory Premises.

“Transaction Document” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Promissory Note, the Security Agreement and the other agreements, instruments and documents required to be delivered at or prior to the Closing.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	Section 8.6
Accounts Receivable	Section 1.1(b)(iv)
Affiliate Entities	Section 1.1(b)(i)
Agreement	Preamble
Asset	Section 1.1(a)
Assigned Contracts	Section 1.1(a)(iv)
Assignment and Assumption Agreement	Section 1.4(a)(ii)
Assumed Liabilities	Section 1.1(c)
Bill of Sale	Section 1.4(a)(i)
Board of Arbitration	Section 8.7
Buyer	Preamble
Claim	Section 6.3(a)
Closing	Section 1.3
Closing Date	Section 1.3
Damages	Section 6.2(a)
Effective Time	Section 1.3
Escrow Agreement	Section 1.2
Escrow Amount	Section 1.2
Excluded Asset	Section 1.1(b)
Guaranty Agreement	Section 1.4(b)(iv)
Retained Liability	Section 1.1(d)
Furniture & Equipment	Section 1.1(a)(i)
Guarantees	Section 1.1(a)(v)
Non-Party Affiliates	Section 8.14
Optional End Date	Section 7.1
Party	Preamble
Permitted Liens	Section 2.7(a)
Promissory Note	Section 1.4(b)(i)(B)
Purchase Price	Section 1.2(a)
Rules	Section 8.6
Seller	Preamble
Security Agreement	Section 1.4(b)(iii)
Sublease	Section 5.1(e)
Transfer Taxes	Section 4.1(a)
Transferred IP	Section 1.1(a)(ii)
Transferred Software	Section 1.1(a)(v)

8.2               Expenses. Except as otherwise provided in this Agreement or in any other Transaction Document, all fees and expenses incurred in connection with this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

8.3               Entire Agreement; Amendment; Waiver; Assignment. This Agreement (including all Schedules and Exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Any provision hereof can be amended, supplemented, changed, or waived, only by written instrument making specific reference to this Agreement and signed, in the case of an amendment, supplement or modification, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any rights or obligations hereunder shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any attempt to assign this Agreement in violation of the foregoing shall be void and of no effect.

8.4               Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if given by personal delivery upon the Person for whom it is intended, nationally recognized overnight courier or certified mail at the following addresses, return receipt requested, or if sent by facsimile or email, provided that the facsimile or email is promptly followed by a confirmation copy delivered by certified mail or by a nationally recognized overnight courier to the Person at the address set forth below (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Buyer: Romark Global Pharma, LLC c/o Romark Laboratories, L.C. 3000 Bayport Drive Suite 200 Tampa, FL 33607 Attn: Chief Executive Officer Fax: (813) 282-1162 Email: marc.ayers@romark.com with a copy (which shall not constitute notice to Buyer) to:

O’Neill & Borges
250 Munoz Rivera Avenue, Suite 800
San Juan, PR 00918
Attn: Jose R. Cacho
Fax: (787) 753-8944
Email: jose.cacho@oneillborges.com

and

Foley & Lardner LLP
100 North Tampa St. Suite 2700
Tampa FL 33601
Attn: Randy Wolfe
Fax: (813) 221-4210
Email: rwolfe@foley.com

To Seller: Scienza Labs, Inc. 6 Road 696 Dorado, PR Attn: Chairman Fax: (787) 278-0030 Email: eplaza@pharmabioserv.com plasanta@pharmabioserv.com

With a copy (which shall not constitute notice Seller) to:

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street, Suite 1100
Miami, Florida 33131
Attn: Scott A. Wasserman
Fax: (305) 374-5095
Email: scott.wasserman@akerman.com

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, (iii) the Business Day received, if sent by facsimile or email, provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, and (iv) on the 5th Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.5               Governing Law. This Agreement and any claim or controversy arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Puerto Rico without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than Puerto Rico.

8.6               Dispute Resolution.

(a)               Any controversy or claim arising out of or relating to this Agreement or the other Transaction Documents, or a breach thereof, shall be settled by final and binding arbitration administered in the Commonwealth of Puerto Rico in accordance with the then existing rules (“Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the Commonwealth of Puerto Rico in accordance with Section 8.5 hereof.

(b)               In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Rules, and the award or decision shall be rendered by a majority of the members of a board of arbitration (the “Board of Arbitration”) consisting of three (3) members, one (1) of whom shall be appointed by each of the respective Parties and a third (3rd) of whom shall be appointed by mutual agreement of said two (2) Party-appointed arbitrators. In the event of failure of said two (2) arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the Parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration.

(c)               Notwithstanding the foregoing, the request by either Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the Commonwealth of Puerto Rico or such Federal Court of the United States of America, sitting in the Commonwealth of Puerto Rico.

8.7               Exhibits and Schedules. If and to the extent any information required to be furnished in any Section of the Disclosure Schedule is contained in this Agreement or in any other Section of the Disclosure Schedule, such information shall be deemed to be included in all Sections of the Disclosure Schedule in which the information would otherwise be required to be included to the extent that the disclosure is reasonably apparent on its face to be applicable to such other Sections of the Disclosure Schedule. Disclosure of any fact or item in any Section of the Disclosure Schedule shall not be considered an admission by Seller that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance and shall not be construed as an admission by Seller of any non-compliance with, or violation of, any third party rights (including to any intellectual property rights) or any applicable Law of any Governmental Entity, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

8.8               Construction; Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all Schedules and Exhibits is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words used in this Agreement in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. As used in this Agreement: (a) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) the word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if”, (c) any reference herein to “Dollars” or “$” shall mean United States dollars, (d) the use of “or” herein is not intended to be exclusive, (e) references herein to a Person are also to its successors and permitted assigns, and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto, (f) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible, and (g) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP. Unless otherwise expressly indicated, any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.

8.9               Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.10               Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.11               AS IS CONDITION; DISCLAIMER OF WARRANTIES; EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

(a)               EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL BE ACQUIRING THE ASSETS ON THE CLOSING DATE IN THEIR THEN EXISTING CONDITION “AS IS”, “WHERE IS”, SUBJECT TO ALL LEGAL REQUIREMENTS, ANY STATE OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION OF THE ASSETS MIGHT REVEAL, WITHOUT WARRANTIES, EITHER EXPRESS OR IMPLIED, “WITH ALL FAULTS” INCLUDING BOTH LATENT AND PATENT DEFECTS, AND THE EXISTENCE OF HAZARDOUS MATERIALS, IF ANY.

(b)               EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO WARRANTIES OR REPRESENTATIONS HAVE BEEN MADE OR ARE MADE, AND NO RESPONSIBILITY HAS BEEN OR IS HEREBY ASSUMED BY ANY PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS, AND HEREBY WAIVES, ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED.

(c)               WITHOUT LIMITING THE FOREGOING, EXCEPT TO THE EXTENT THAT THE SAME MAY BE OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO WARRANTIES OR REPRESENTATIONS HAVE BEEN MADE OR ARE MADE, AND NO RESPONSIBILITY HAS BEEN OR IS HEREBY ASSUMED, BY SELLER (AND SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED), AS TO THE ENVIRONMENTAL CONDITION OF THE ASSETS INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS, IF ANY, WHETHER LOCATED ABOVE OR BELOW GROUND, OR ON OR OFF THE LABORATORY PREMISES. TO THE EXTENT THAT SELLER PROVIDES TO BUYER ANY INFORMATION REGARDING ANY OF THE FOREGOING OR THE RESULTS OF ANY INSPECTION OR ANY ENGINEERING OR ENVIRONMENTAL REPORTS, EXCEPT AS SET FORTH IN ANY TRANSACTION DOCUMENT, SELLER MAKES NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE CONTENT, ACCURACY, COMPLETENESS, METHODOLOGY OR ANY OTHER MATTER CONCERNING SUCH REPORTS.

(d)               BUYER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 8.11 WERE NEGOTIATED AND AGREED TO BY BUYER AND SELLER AND WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE AMOUNT OF THE PURCHASE PRICE OF THE ASSETS.

(e)               In particular, and without limiting the generality of the foregoing, each Party acknowledges and agrees that, in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, it is not relying on any information or materials, oral, written or in electronic format, distributed or made available prior to the date hereof, in each case, other than matters set forth in this Agreement, including the Disclosure Schedule. With respect to any projection, forecast or business plan delivered by or on behalf of Seller or any of its Affiliates to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) it is responsible for making its own evaluation of the adequacy and accuracy of all such projections, forecasts and plans so furnished to it, and (iii) except in the case of fraud, it shall have no claim of any kind whatsoever against any Person with respect thereto.

(f)               TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.

8.12               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

8.13               Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, LEGAL PROCEEDING OR CAUSE OF ACTION (I) DIRECTLY OR INDIRECTLY ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.14               Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity, by statute or otherwise) that may be based upon, arise out of or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, equity holder, controlling person, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, by statute or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, including by or through theories of equity, agency, control, instrumentality, single business enterprise, piercing the veil or undercapitalization) for any obligations or liabilities arising under, in connection with or related to this Agreement or the other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.14.

8.15               Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

ROMARK GLOBAL PHARMA, LLC a Puerto Rico limited liability company

By:	/s/ Edgardo Nieves Quiles
Name: Edgardo Nieves Quiles, attorney-at-law
Title: Authorized Representative

SCIENZA LABS, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico

By:	/s/ Pedro Lasanta
Name: Pedro Lasanta
Title: Chief Financial Officer

EXHIBIT A
FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is executed this 13th day of August, 2018, by and between, SCIENZA LABS, INC., a corporation organized under the laws of Puerto Rico (the “Seller”); ROMARK GLOBAL PHARMA, LLC a limited liability company organized under the laws of Puerto Rico (the “Buyer”), and COMPLIANCE RESOURCES GROUP, INC., a corporation organized under the laws of Puerto Rico (the “Escrow Agent”). Seller, Buyer and Escrow Agent are from time to time collectively referred herein to as the “Parties” and individually as a “Party.” All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as hereinafter defined).

W I T N E SS E T H:

WHEREAS, on the date hereof, Seller and Buyer have executed and entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which Seller has agreed to sell, assign and transfer to Buyer, and Buyer has agreed to purchase, acquire and accept from Seller, all of Seller’s rights, title and interest in, to and under the Assets, for the aggregate purchase price of Five Million Dollars ($5,000,000.00);

WHEREAS, pursuant to Section 1.2 of the Asset Purchase Agreement, (1) Buyer has agreed to deposit One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) (the “Escrow Amount”) and (2) each of Buyer, Seller, and Guarantor have agreed to deliver undated original executed copies of the Escrow Closing Documents with the Escrow Agent, to be released in accordance with Section 6 hereof;

WHEREAS, the Buyer and Seller desire to enter into this Agreement pursuant to which Buyer will deposit the Escrow Amount with the Escrow Agent and each of Buyer, Seller, and Guarantor will deliver undated executed copies of the Escrow Closing Documents to the Escrow Agent;

WHEREAS, the Escrow Amount shall be held by the Escrow Agent to be disbursed to Seller, or returned to Buyer, as may be applicable, in accordance with the terms of this Agreement and the Asset Purchase Agreement;

WHEREAS, the Escrow Closing Documents shall be held by the Escrow Agent to be released to Buyer or Seller, as may be applicable, in accordance with the terms of this Agreement and the Asset Purchase Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto enter into this Agreement, under the following terms and conditions:

1.               Appointment of Escrow Agent.

(a)               Escrow Agent. Seller and Buyer hereby jointly appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment, upon receipt shall acknowledge receipt of the Escrow Amount and the Escrow Closing Documents (collectively, the “Escrow Property”) and agrees to hold the Escrow Property, subject to the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release the Escrow Property except in accordance with the terms and conditions of this Agreement.

(b)               Escrow Agent Representative. The Parties hereto agree that Mrs. Liza Ru’z, Vice-President of Escrow Agent, shall be the authorized representative to act on behalf and in representation of the Escrow Agent for all matters arising under this Agreement, and she shall remain the authorized representative of the Escrow Agent until a successor authorized representative shall be chosen by the Escrow Agent, whose name shall be notified in writing to Seller and Buyer.

2.               The Escrow and Scope of Services Provided.

(a)               The Escrow Amount. On the date hereof, Buyer will pay, or cause to be paid, an amount in cash equal to the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to Escrow Agent’s bank account listed below, to be held by the Escrow Agent in accordance with the terms and provisions of this Agreement.

Escrow Agent’s Bank Information:
Bank: Scotiabank of Puerto Rico
ABA:
Acct. No.:

(b)               The Escrow Closing Documents. On the date hereof, Buyer, Seller, and Guarantor will deliver, or cause to be delivered, the Escrow Closing Documents to the Escrow Agent by personal delivery or nationally recognized overnight courier, to Escrow Agent’s address listed in Section 9(b) below, to be held by Escrow Agent in accordance with the terms and provisions of this Agreement.

(c)               Scope of Responsibility. Notwithstanding any provision of this Escrow Agreement to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement (or required by applicable law), which the Parties agree are purely ministerial in nature.

3.               Compensation for Services. In consideration for the services to be performed by Escrow Agent hereunder, Buyer and Seller shall pay to Escrow Agent the sum of (a) One Hundred Dollars ($100) for administration fees plus (b) One Thousand Eight Hundred Ninety Dollars ($1,890.00) as reimbursement for the cost incurred by Escrow Agent to acquire the insurance policy with the coverage requested by Buyer and Seller, for the total aggregate sum of One Thousand Nine Hundred Ninety Dollars ($1,990.00) (the “Escrow Fees”). Each of Buyer, on the one hand, and Seller, on the other hand, shall pay one-half of the Escrow Fees for the services to be rendered by the Escrow Agent pursuant to this Agreement.

4.               No Investment. The Parties to this Agreement agree that the Escrow Amount shall not be invested or used for any purpose, other than to be held by the Escrow Agent in a separate designated account to be opened by the Escrow Agent in a financial institution in Puerto Rico until and when the Escrow Amount is to be disbursed to Seller or returned to Buyer in accordance with and the pursuant to the terms of this Agreement.

5.               Release of Escrow Amount and Escrow Closing Documents. Upon Seller’s delivery of the written certification to Escrow Agent in the form attached hereto as Exhibit A (the “Certification”), the Escrow Agent shall:

(a)               wire to Seller the Escrow Amount in accordance with Seller’s wire instructions set forth in Exhibit B attached hereto;

(b)               date each Escrow Closing Document as of the date of the Certification;

(c)               deliver to Buyer the original (A) Bill of Sale, (B) Assignment and Assumption Agreement, and (C) Landlord Consent and Estoppel;

(d)               deliver to Seller the original (A) Promissory Note, (B) Security Agreement, and (C) Guaranty Agreement; and

(e)               deliver to each of Buyer and Seller an original Sublease Agreement.

6.               Return of Escrow Amount. In the event Buyer and Seller deliver a joint written notice to Escrow Agent that the Asset Purchase Agreement has been terminated, the Escrow Agent shall (a) deliver to Buyer the Escrow Amount in accordance with Buyer’s wire instructions set forth in Exhibit B attached hereto, and (b) destroy the Escrow Closing Documents.

7.               Termination. This Agreement shall terminate upon the earlier of (a) the disbursement of all of the Escrow Property pursuant to Section 5 or (b) the return of the Escrow Amount and destruction of the Escrow Closing Documents pursuant to Section 6. Upon termination of this Agreement, Escrow Agent shall thereafter be relieved and released from any liability or obligation under this Agreement.

8.               Liability of Escrow Agent and Indemnification.

(a)               Duties. Escrow Agent’s sole duties and responsibilities shall be to hold and disburse the Escrow Property in accordance with this Agreement. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. Escrow Agent shall not be deemed to have any implied duties or obligations under or related to this Agreement.

(b)               Reliance. Escrow Agent may (i) act in reliance upon any writing or instrument or signature from Elizabeth Plaza or Pedro Lasanta (each, a “Seller Authorized Representative”) which it, in good faith believes to be genuine; (ii) assume validity and accuracy of any statement or assertion contained in such a writing or instrument; and (iii) assume that any Seller Authorized Representative purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any Person executing any instrument.

(c)               Indemnification. Buyer and Seller shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented attorneys’ fees) that the Escrow Agent may incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such liability, loss, damage or expense arises from its willful misconduct or gross negligence. The indemnification provided under this Section 9(c) shall be allocated and paid in the same manner as the Escrow Fees under Section 3 above. For the avoidance of doubt, the Escrow Fees set forth in Section 3 are the only compensation Escrow Agent shall receive in connection with the work performed under this Agreement and the indemnification provided under this Section 8(c) applies in the case of a future controversy between the Parties.

9.               Miscellaneous.

(a)               Entire Agreement; Amendment; Waiver; Assignment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Any provision hereof can be amended, supplemented, changed, or waived, only by written instrument making specific reference to this Agreement and signed, in the case of an amendment, supplement or modification, by Buyer, Seller and Escrow Agent, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any rights or obligations hereunder shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto. Any attempt to assign this Agreement in violation of the foregoing shall be void and of no effect.

(b)               Notice. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if given by personal delivery upon the Person for whom it is intended, nationally recognized overnight courier or certified mail at the following addresses, return receipt requested, or if sent by email, provided that the email is promptly followed by a confirmation copy delivered by certified mail or by a nationally recognized overnight courier to the Person at the address set forth below (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller: Scienza Labs, Inc. 6 Road 696 Dorado, PR Attn: Chairman Email: eplaza@pharmabioserv.com plasanta@pharmabioserv.com
With a copy (which shall not constitute notice to Seller) to:

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street, Suite 1100
Miami, Florida 33131
Attn: Scott A. Wasserman
Email: scott.wasserman@akerman.com

and

Bauzá Brau Irizarry Ojeda Silva
Plaza 273 Bldg., Suite 704
San Juan, PR 00917
Attn: Antonio Bauzá

If to Buyer: Romark Global Pharma, LLC c/o Romark Laboratories, L.C. 3000 Bayport Drive Suite 200 Tampa, FL 33607 Attn: Chief Executive Officer Email: marc.ayers@romark.com
With a copy (which shall not constitute notice to Buyer) to:

O’Neill & Borges
205 Muñoz Rivera Avenue, Suite 800
San Juan, PR 00918
Attn: José R. Cacho
Email: jose.cacho@oneillborges.com

and

Foley & Lardner LLP
100 North Tampa St. Suite 2700
Tampa FL 33601
Attn: Randy Wolfe
Email: rwolfe@foley.com

If to the Escrow Agent: Compliance Resources Group, Inc. 273 Ponce de Leon Avenue Plaza 273, Suite 707 San Juan, PR 00917 Attn: Liza Ru’z Email: liza.ruiz@crg-pr.com

(c)               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Puerto Rico.

(d)               Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)               Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f)               No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in its name and delivered by a duly authorized officer, on the date first written above.

Escrow Agent:

Compliance Resources Group, Inc.

________________________________
Name: Liza Ruíz
Title: Vice-President

Seller:

Scienza Labs, Inc.

________________________________
Name: Pedro Lasanta
Title: Chief Financial Officer

Buyer:

Romark Global Pharma, LLC

________________________________
Name: Edgardo Nieves Quiles, attorney-at-law
Title: Authorized Representative

EXHIBIT A
CERTIFICATION

Date:_________________________

This Certification is being delivered on behalf of Scienza Labs, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Seller”) pursuant to Section 1.2 of that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of August 13, 2018, by and among Seller and Romark Global Pharma, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“Buyer”), and pursuant to Section 5 of that certain Escrow Agreement, dated August 13, 2018, by and among Seller and Buyer. Capitalized terms used and not defined herein shall have the meaning ascribed to such term in the Asset Purchase Agreement.

I, ____________________________, being the duly appointed, qualified and acting ___________________ of Seller, solely in my capacity as an officer of Seller, and not in my individual capacity and without personal liability, do hereby certify that Seller has satisfied the conditions to Buyer’s obligations to consummate the transaction set forth in Section 5.1 of the Asset Purchase Agreement (other than those conditions that by their nature are to be satisfied at Closing).

By: Name: Title:

EXHIBIT B
WIRE INSTRUCTIONS

Scienza Labs, Inc.

Bank: BPPR
Account Name: Scienza Labs, Inc.
ABA:
Acct. No.:

Romark Global Pharma, LLC

Bank: Banco Popular
Account Name: Romark Global Pharma
ABA:
Acct: No.:

EXECUTION VERSION
EXHIBIT B
FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE is dated as of _______________________, 2018 (this “Bill of Sale”), by and among Scienza Labs, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Seller”) and Romark Global Pharma, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“Buyer”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined hereafter).

Recitals

WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as August 13, 2018 (the “Asset Purchase Agreement”), by and among Seller and Buyer, the Sellers are selling, assigning, transferring, conveying and delivering to Buyer, and the Buyer is acquiring and accepting from Seller, all of the right, title and interest of the Seller in and to the Assets upon the terms and subject to the conditions of the Asset Purchase Agreement;

WHEREAS, the Assets conveyed to Buyer include all of the assets set forth in the Asset Purchase Agreement (including the Schedules thereto), which Assets are listed in Exhibit A attached hereto; and

WHEREAS, Seller desire to deliver to Buyer such instruments of sale, assignment, transfer, conveyance and delivery as are required to vest in Buyer all of the Seller’s right, title and interest in and to the Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Asset Purchase Agreement, the parties hereto hereby agree as follows:

Agreement

1. Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, free and clear of all Liens (other than Permitted Liens), all of the right, title and interest of Seller in and to all of the Assets.

2. Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Asset Purchase Agreement.

3. Nothing in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the provisions of the Asset Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided, and subject to the limitations set forth in, the Asset Purchase Agreement, this Bill of Sale being intended solely to effect the transfer of the Assets. If any conflict exists between the terms of this Bill of Sale and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

4. This Bill of Sale shall be effective as of the Closing.

5. No provision of this Bill of Sale is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6. This Bill of Sale may not be assigned by any party hereto without the prior written consent of the other parties. All of the terms and provisions of this Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7. The terms and conditions of this Bill of Sale shall be governed and construed in accordance with the laws of the Commonwealth of Puerto Rico without giving effect to the conflicts of laws principles thereof or of any other state.

8. This Bill of Sale may be executed in multiple original, facsimile or electronic counterparts (including via PDF), each of which will be deemed an original, but all of which when taken together shall constitute one and the same agreement.

* * * * *

B-1

IN WITNESS WHEREOF, each of the Parties has caused this Bill of Sale to be duly executed on its behalf as of the day and year first above written.

ROMARK GLOBAL PHARMA, LLC a Puerto Rico limited liability company

By:
Name: Edgardo Nieves Quiles, attorney-at-law
Title: Authorized Representative

SCIENZA LABS, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico

By:
Name: Pedro Lasanta
Title: Chief Financial Officer

B-2

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of _______________________, 2018, is entered into by and among Romark Global Pharma, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“Buyer”) and Scienza Labs, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Seller”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined hereafter).

Recitals

WHEREAS, this Agreement is executed and delivered pursuant to the terms of the Asset Purchase Agreement, dated August 13, 2018, by and among Buyer and Seller (the “Asset Purchase Agreement”), pursuant to which, among other things, (a) Seller has assigned to Buyer all rights and entitlements of Seller pursuant to the contracts listed on Exhibit A attached hereto (the “Assigned Contracts”), and (b) Buyer has assumed and agreed to discharge the Assumed Liabilities, as defined in Exhibit B attached hereto (together with the Assigned Contacts, the “Assigned Rights and Liabilities”); and

WHEREAS, pursuant to this Agreement, each of Buyer and Seller desires to consummate the assignment and assumption of the Assigned Rights and Liabilities, in each case, to the extent contemplated in the Asset Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Asset Purchase Agreement, the parties hereto hereby agree as follows:

1. Seller hereby sells, transfers, assigns and conveys to Buyer the Assigned Rights and Liabilities free and clear of all Liens (other than Permitted Liens).

2. Buyer hereby assumes and agrees to discharge and pay when due in accordance with their terms the Assigned Rights and Liabilities.

3. Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Asset Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided, and subject to the limitations set forth in the Asset Purchase Agreement. If any conflict exists between the terms of this Agreement and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

4. This Assignment shall be effective as of the Closing.

5. No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7. This Assignment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico without regard to the choice of law principles of any jurisdiction.

8. This Assignment may be executed in multiple original, facsimile or electronic counterparts (including via PDF), each of which will be deemed an original, but all of which when taken together shall constitute one and the same agreement.

* * * * *

C-1

IN WITNESS WHEREOF, each of the parties has caused this Assignment and Assumption Agreement to be executed in its name and delivered by a duly authorized officer, on the date first above written.

ROMARK GLOBAL PHARMA, LLC a Puerto Rico limited liability company

By:
Name: Edgardo Nieves Quiles, attorney-at-law
Title: Authorized Representative

SCIENZA LABS, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico

By:
Name: Pedro Lasanta
Title: Chief Financial Officer

C-2

EXHIBIT D
FORM OF PROMISSORY NOTE

PROMISSORY NOTE

Guaynabo, Puerto Rico

U.S. $3,000,000.00  Effective Date: _______________, 2018

1.               Parties.

1.1               Romark Global Pharma, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the "Maker").

1.2               Scienza Labs, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the "Holder").

2.               Maker's Promise to Pay. For value received, Maker promises to pay to the order of Holder, its successors and assigns, Three Million and No/100 Dollars ($3,000,000.00) (the "Principal"), plus interest (the "Interest") accruing on the Principal from time as provided hereunder. Two Million and No/100's Dollars ($2,000,000) of the Principal ("Tranche A") is secured by certain assets of the Maker pursuant to that certain Security Agreement of even date herewith from Maker in favor of Holder. One Million and No/100’s Dollars ($1,000,000) of the Principal ("Tranche B") is unsecured.

3.               Payments.

(a)               Interest shall accrue on the outstanding Principal balance of Tranche A from the date of this Note at the rate of Three percent (3%) per annum, provided no Event of Default shall have occurred and is continuing under this Note.

(b)               Interest shall accrue on the outstanding Principal balance of Tranche B from the date of this Note at the rate of Five percent (5%) per annum, provided no Event of Default shall have occurred and is continuing under this Note.

The applicable rate of interest provided in each of Section 3.1(a) and Section 3.1(b) above is referred to herein as the “Applicable Interest Rate”.

3.2               Upon the occurrence and continuance of an Event of Default under this Note, Interest shall be payable on the outstanding Principal amount of each of Tranche A and Tranche B at the Applicable Interest Rate for such Tranche, plus Four percent (4%) per annum (the "Default Rate").

3.3               Maker shall pay all accrued and unpaid Interest hereunder semi-annually in arrears commencing on that date which is the six-month anniversary of the date of this Note, and on the like date of each and every consecutive sixth month thereafter until all payments required hereunder shall have been made in full.

3.4               Maker shall make a payment of Principal hereunder in the amount of $500,000, on that date which is the six-month anniversary of the date of this Note, which shall be applied to Tranche B.

3.5               Maker shall make a payment of Principal hereunder in the amount of $1,250,000, on that date which is the one-year anniversary of date of this Note, of which $500,000 shall be applied to Tranche B and $750,000 shall be applied to Tranche A.

3.6               Notwithstanding anything herein to the contrary, the entire unpaid Principal balance and all accrued and unpaid Interest thereon shall be due and payable on that date which is the two-year anniversary of the date of this Note (the "Maturity Date").

3.7               Interest shall be calculated on the basis of the actual number of days elapsed divided by 365.

3.8               All payments hereunder shall be made in lawful money of the United States of America.

3.9               Notwithstanding any provision to the contrary contained in this Note or any other document, it is expressly provided that in no case or event (A) shall the aggregate of (i) all Interest on the unpaid balance hereof accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant hereto which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced hereby, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of this Note; or (B) shall Maker be obligated to pay interest and other amounts described above at a rate which could subject Holder to either civil or criminal liability as a result of such rate being in excess of the maximum rate which Holder is permitted to charge under applicable law. In this connection, it is expressly stipulated and agreed that it is the intent of Maker and Holder to contract in strict compliance with the applicable usury laws (whichever permit the higher rate of interest) from time to time in effect.

4.               Application of Payments. So long as no Event of Default has occurred and is continuing under this Note, all payments hereunder shall first be applied to Interest, then to Principal (first to Principal outstanding under Tranche B and then to Principal outstanding under Tranche A). Upon the occurrence and continuance of an Event of Default under this Note, all payments hereunder shall first be applied to costs pursuant to Section 9.2, then to Interest and the remainder to Principal (provided that any application of payments to Principal shall first be applied to principal outstanding under Tranche B and then to Principal outstanding under Tranche A).

5.               Prepayment. This Note may be prepaid in whole or in part without penalty. Any prepayment shall be accompanied by an amount equal to the Interest accrued thereon to the date of receipt of such prepayment in collected funds, provided, however, Maker may not make any prepayment of Principal under Tranche A until the entire outstanding Principal amount of Tranche B shall have been paid in full.

6.               Place of Payment. All payments hereunder shall be made to Holder at Holder's offices at 6 Road 696, Dorado, PR 00646, or such other place as Holder may from time to time designate in writing.

7.               Reporting Covenant; Information.

7.1               Promptly when available but no later than ten (10) days after delivery to the lenders under Romark Laboratories, L.C.’s (“Parent”) first lien senior secured credit facility, furnish a copy of the annual audit report of Parent and its subsidiaries for the immediately preceding Fiscal Year of Parent, including therein a consolidated (and consolidating) balance sheets and statements of earnings and cash flows of Parent and its subsidiaries (including Maker) as at the end of such fiscal year, certified by independent auditors of nationally recognized standing selected by Parent and reasonably acceptable to Holder.

7.2               Promptly when available and in any event no later than ten (10) days after delivery to the lenders under Parent’s first lien senior secured credit facility, furnish to Holder consolidated balance sheets of Parent and its subsidiaries (including Maker) as of the end of each fiscal quarter of Parent (including the last fiscal quarter of each fiscal year), together with consolidated statements of earnings and consolidated statements of cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter, together with a comparison with the corresponding period of the previous fiscal year.

7.3               Maker will permit any representatives designated by the Holder, upon reasonable prior notice, to visit with and discuss Maker’s affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

8.               Events of Default. An “Event of Default” shall be deemed to have occurred under this Note upon the occurrence of any of the following events:

8.1               If any payment of Principal, Interest, or any other sum due Holder hereunder or under the Security Agreement or the Guaranty is not paid within ten (10) days from the date when due; or

8.2               If any representation or warranty in any document, certificate, or affidavit delivered in connection with this Note, including but not limited to the Security Agreement and the Guaranty, whether executed by or on behalf of Maker, or any guarantor of this Note is at any time false, misleading, or breached, except for any such breach resulting from a state of facts that would not reasonably be expected to have a Material Adverse Effect (defined below), provided that this exception shall not apply to the representations in Sections 3(a) through 3(g), inclusive, of the Security Agreement or Sections 9(a) through 9(e), inclusive, of the Guaranty; or

8.3               If Maker or any guarantor of this Note (a) is voluntarily adjudicated a bankrupt or insolvent, (b) seeks or consents to the appointment of a receiver or trustee for itself or for all or any part of its property, (c) files a petition seeking relief, including reorganization, arrangement or similar relief, under the present Bankruptcy Code or other similar present or future applicable laws of the United States or any state or any other competent jurisdiction, (d) makes a general assignment for the benefit of creditors or (e) admits in writing its inability to pay its debts as they mature; or

8.4               If a receiver or trustee is appointed for Maker or any guarantor of this Note, or for all or any part of their respective properties without their respective consents and such appointment is not vacated within sixty (60) days, or if a petition is filed against Maker or any guarantor of this Note, seeking relief, including reorganization, arrangement or similar relief, under the present Bankruptcy Code or other similar present or future applicable laws of the United States or any state or other competent jurisdiction, and such petition is not dismissed within sixty (60) days after the filing thereof; or

8.5               If Maker or any guarantor of this Note voluntarily or involuntarily dissolves or liquidates; or

8.6               If Maker or any guarantor of this Note shall breach or be in default under any of the terms of this Note (other than as specified in Subsections 8.1, 8.2, 8.3, 8.4, or 8.5 of this Note) or any of the Security Agreement or the Guaranty (subject to the cure periods referenced therein), and such breach or default shall not have been cured within Ten (10) Business Days; or

8.7               If Maker or any guarantor of this Note shall fail to make any payment of principal or interest (regardless of amount), (i) in respect of any Indebtedness the outstanding principal amount of which equals or exceeds $50,000, when and as the same shall become due and payable (after giving effect to any grace, cure or notice periods as originally in effect, without regard to any extension of any such periods) and such failure results in the acceleration of any Indebtedness under any of the Senior Credit Facilities (defined below) or (ii) under any of the Senior Credit Facilities.

8.8               If Maker shall default under that certain Commercial / Industrial Sublease Agreement dated as of August __, 2018 between Maker and Pharma-Bio Serv PR Inc. (“Sublease”) and such default is not cured within the applicable cure period (if any) under the Sublease.

8.9               If a Change of Control shall occur. For purposes of this Note "Change of Control" shall mean (a) Parent shall cease to, directly or indirectly, (i) own and control at least more than fifty (50%) percent of the outstanding voting equity interests of Maker, or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority1 of the board of directors (or similar governing body) of the Maker and to direct the management policies and decisions of the Maker.

9.               Default Remedies.

9.1               Upon the occurrence and continuance of an Event of Default under this Note, the Holder, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, and all other sums due to Holder under this Note, the Security Agreement and the Guaranty, to be immediately due and payable without notice or demand.

9.2               In addition to payments of Interest and Principal, if there is a default in this Note, the Holder shall be entitled to recover from the Maker all of the Holder's costs of collection, including the Holder's reasonable attorneys' fees (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise), and all other reasonable costs incurred in connection therewith, and all other amounts payable by Maker to Holder under the Security Agreement.

1 Subject to review of the organizational documents.

10.               Certain Definitions; Security Agreement; Guaranty. The term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in San Juan, Puerto Rico are authorized or required by law to remain closed. The term “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Maker or Guarantor, (b) the ability of Maker or Guarantor to pay and perform any of their obligations under this Note, the Security Agreement or the Guaranty, (c) the legality, validity, binding effect or enforceability of this Note, the Security Agreement or the Guaranty, (d) the rights of or benefits available to the Holder under this Note, the Security Agreement or the Guaranty, or (e) a material portion of the Collateral. The term “Indebtedness” means, (a) all liabilities, obligations and indebtedness of the referenced party for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such party, (b) all obligations of the referenced party to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business not more than 90 days past due or payable on such later date as is customary in the trade, (c) all obligations of the referenced party as lessee under Capital Leases, (d) all Indebtedness of any other party secured by a lien on any asset of the referenced party, (e) all guarantees by the referenced party of Indebtedness of others, (f) all obligations, contingent or otherwise, of the referenced party with respect to letters of credit (supporting payment of Indebtedness), whether or not drawn, including, without limitation, reimbursement obligations related thereto, and banker’s acceptances issued for the account of the referenced party, and (g) all outstanding payment obligations with respect to performance surety bonds that have been drawn upon. “Senior Credit Facilities” means any Indebtedness evidenced by any of (i) that certain Amended and Restated Indenture dated as of June 28, 2018 by and among, Romark Biosciences S.Á R.L. LLC., Romark Global Pharma, LLC, Romark Laboratories, L.C. and US Back National Association, (ii) that certain Credit and Security Agreement dated as of June 28, 2018 by and among Romark Global Pharma, LLC and Banco Popular de Puerto Rico, and (iii) that certain Credit Agreement dated as of June 28, 2018 by and among Romark Global Pharma, LLC and Popular Mezzanine Fund LLC. This Note is secured by that certain Security Agreement of even date herewith from Maker, as Debtor, in favor of Holder, as Secured Party (“Security Agreement”) and by that certain Guaranty of Payment from Parent in favor of Holder (“Guaranty”). Reference is made to the provisions of the Security Agreement and the Guaranty for a description of the further rights of the Holder.

11.               Waivers. Except only for any notices which are specifically required by another provision of this Note, Maker waives notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability. Maker absolutely, unconditionally and irrevocably waives any and all right to assert any defense, counterclaim, cross claim or setoff ("Claim") of any nature whatsoever with respect to this Note (including but not limited to any Claims under, arising as a result of, or in any way related to that certain Asset Purchase Agreement (“Asset Purchase Agreement”) dated as of August ___, 2018 between Maker and Holder), except for any defense based upon a material breach by Seller (as defined therein) of Section 2.2 (Authority and Enforceability) or Section 2.7 (Personal Property) of the Asset Purchase Agreement.

12.               Assignment. Holder may transfer this Note: (i) to any affiliate of Holder without the consent of Maker, provided that any such affiliate assumes the obligations of the Holder under the Asset Purchase Agreement, and (ii) with the prior written consent of the Maker which shall not be unreasonably withheld or delayed, to any other Person (each, a “Permitted Transferee”). Holder may deliver to any Permitted Transferee(s) all or any of the property then held by Holder as security for the indebtedness evidenced by this Note and the Permitted Transferees shall thereupon become vested with all the powers and rights herein given to Holder with respect thereto; and Holder shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter, but Holder shall retain all rights and powers hereby given with respect to any property not so transferred. The Holder shall provide Maker with a courtesy notice of such transfer by Holder under clause (i) above, provided that failure to provide such notice shall in no way affect or impair the transfer by Holder.

13.               GOVERNING LAW, VENUE AND JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO. BORROWER IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDINGS IN RESPECT OF THIS NOTE OR THE SECURITY AGREEMENT MAY BE BROUGHT IN THE COURT OF FIRST INSTANCE OF THE COMMONWEALTH OF PUERTO RICO, OR IN THE DISTRICT COURT FOR THE DISTRICT OF PUERTO RICO AND BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDINGS.

14.               Miscellaneous Provisions.

14.1               The term Holder, as used herein, shall mean any holder of this Note.

14.2               Time is of the essence in this Note.

14.3               The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

14.4               If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

14.5               This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of Holder. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

14.6               Notice. Any notice to Maker under this Note shall be in writing and sent to the address indicated for it under the signature line hereof, and any notice to Holder shall be sent to the address set forth in Section 6 above, in each case, by overnight delivery through a nationally recognized courier service, properly addressed with delivery charges prepaid and shall be deemed effective when received or when delivery is refused by the addressee or cannot be made because of a change in address of which the sending party has not been notified. Notwithstanding any provision herein to the contrary concerning modifications, a change in address may be effected by a notice sent by either party to the other party by the means set forth in this Section.

15.               WAIVER OF TRIAL BY JURY. MAKER AND HOLDER WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM, OFFSET OR DEFENSE) ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS NOTE.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of this 13th day of August, 2018 intending to be bound hereby and to be effective as of the day and year first above written.

ROMARK GLOBAL PHARMA, LLC

By:
Name:
Title:

Address for Notices:

B5 Tambonuco Street, Suite 216 Pmb 317
Guaynabo, Puerto Rico
00968

Affidavit No. _____

Acknowledged and subscribed before me in _____________, Puerto Rico, this ___ day of _______, 2018 by _________________________, in representation and on behalf of Romark Global Pharma, LLC, who is of legal age, single, executive and resident of __________________, Puerto Rico, personally know to be or identified by ___________________________.

  ________________________
  NOTARY PUBLIC

EXHIBIT E
FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this "Security Agreement") is effective as of _________________, 2018 by ROMARK GLOBAL PHARMA, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the "Debtor"), having its chief executive office located at B5 Tabonuco Street, Suite 216, Pmb 317, Guaynabo, PR 00968, in favor of SCIENZA LABS, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico, having its chief executive office located at 6 Road 696, Dorado, PR 00646, as holder (and any of its successors and Permitted Transferee(s), the “Holder”) of the Note described below (and its successors and Permitted Transferee(s), the "Secured Party"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note (as defined below).

RECITALS

A.           Debtor and Secured Party entered into that certain Asset Purchase Agreement dated as of August 13, 2018, providing for the sale of certain property and assets to Debtor ("Purchase Agreement"), and in consideration thereof Debtor agreed to deliver and has executed and delivered a $3,000,000 Promissory Note in favor of Holder, dated as of the date hereof ("Note").

B.           Romark Laboratories, L.C., a Florida limited liability company (“Guarantor”) has delivered to Secured Party its Guaranty of Payment with respect to the Note (“Guaranty”).

C.           Debtor has agreed to deliver this Security Agreement providing for the granting of a security interest by Debtor to Secured Party in the hereinafter defined Collateral to secure certain of Debtor's obligations to Holder under the Note and certain of Guarantor’s obligations to Holder under the Guarantee, all on the terms and conditions set forth in this Security Agreement.

AGREEMENT

In consideration of the foregoing, Debtor hereby agrees as follows:

1.           GRANT OF SECURITY INTEREST.

(a)           Collateral. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby grants Secured Party a continuing security interest in all of Debtor's estate, right, title and interest in and to all personal property of Debtor described on Schedule C to this Security Agreement sold by Holder to Debtor pursuant to the Purchase Agreement, wherever located, together with all substitutions and replacements to any of the foregoing, and all products and proceeds from the sale of any of the foregoing, and rents, revenues and profits therefrom (for the avoidance of doubt, excluding such rents, revenues and profits to the extent the same constitute inventory of the of the Debtor), including the proceeds of any insurance policies (whether or not Secured Party is the loss payee thereof) and under any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing ("Collateral"), including, without limitation those assets sold to Debtor pursuant to the Purchase Agreement consisting of (i) machinery, equipment, appliances, tooling, parts, counter space, fixtures, spare parts, maintenance equipment, cleaning equipment and supplies, printers, furnishings, computer and other electronic equipment, furniture, and goods described on Schedule C to this Security Agreement and (ii) all present or future books, records, documents, computer tapes and discs, relating to all of the foregoing, in which Debtor may now have or hereafter acquire an interest. For avoidance of doubt, the Collateral shall exclude all “Excluded Assets”, as such term is defined in the Purchase Agreement.

Where applicable, and to the extent not otherwise defined herein, all terms used herein (whether or not capitalized herein) defined in Chapter 9 of the Puerto Rico Commercial Transactions Act (the "UCC", as it may be amended and in effect from time-to-time) shall have the same definitions herein as specified in the UCC.

Any of the foregoing terms which are defined in the UCC shall have the meaning provided in the UCC, as amended and in effect from time-to-time, as supplemented, expanded or limited by the foregoing. For avoidance of doubt, it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of the Collateral is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision. Notwithstanding the immediately preceding sentence, the foregoing grant is intended to apply immediately on the date hereof to all of the Collateral to the fullest extent permitted by law regardless of whether any particular item of the Collateral is currently subject to the UCC.

The security interests are granted as security only and shall not subject Secured Party to, or transfer to Secured Party, or in any way affect or modify, any obligation or liability of Debtor with respect to any of the Collateral or any transaction in connection therewith. Debtor will perform and comply in all material respects with all of its obligations in respect of the Collateral, including accounts, contracts, leases and other general intangibles, and the exercise by Secured Party of any of its rights hereunder shall not release Debtor from any of its duties or obligations. Secured Party shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)           Perfection of Security Interest.

(i)           Filing. Debtor will execute, deliver, file and record (in such manner and form as Secured Party may require), and hereby authorizes Secured Party to file and record, any financing statements, continuation statements and amendments thereto, or this Agreement (which the parties hereto agree shall be sufficient as a financing statement hereunder), any specific assignments or other paper that may be necessary or desirable, or that Secured Party may request, in order to create, confirm, preserve, perfect or validate the Security Interest or to enable Secured Party to exercise and enforce its rights and remedies hereunder or under applicable law with respect to any of the Collateral. Debtor hereby appoints Secured Party as Debtor's attorney-in-fact to execute and file in the name and on behalf of Debtor such additional financing statements, continuation statements and amendments thereto as Secured Party may at any time request or require with respect to the Collateral.

(ii)           Other. Debtor shall, at any time and from time-to-time, take such other customary steps as Secured Party may reasonably require to permit Secured Party to insure the perfection and priority of Security Interest in any of the Collateral and of the preservation of its rights therein.

2.           OBLIGATIONS. The grant of the security interest hereunder shall secure the following obligations (the "obligations"): (i) the payment of all obligations of debtor, whether now existing or hereafter arising, with respect to the payment of the principal constituting tranche a under the note (the principal amount of which is currently $2,000,000.00), and the payment of all accrued interest with respect to tranche a under the note, (ii) the performance of all other obligations of debtor under the note and this security agreement, exclusive of (x) obligations consisting of the payment of principal constituting tranche b under the note, and (y) obligations consisting of the payment of accrued interest with respect to tranche b under the note, and (iii) the payment of any and all reasonable costs and expenses incurred by secured party to enforce its rights under the note and the guaranty as such rights relate to the payment of the principal constituting tranche a of the note, and the payment of any interest thereon, and to enforce any and all of secured party’s rights under this security agreement, and (iv) the payment and performance of any and all reasonable costs and expenses incurred by secured party to protect or preserve the collateral or the security title, lien and security interest created hereby or for any other purpose provided herein; provided the maximum amount secured by this agreement at any time will not exceed $2,000,000 in the aggregate

3.           REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to secured party that the following statements are true, correct and complete:

(a)           Title to Collateral. Debtor has good and marketable title to the Collateral, free of all adverse claims, interests, liens or encumbrances, except the security interest in favor of U.S. Bank National Association, as collateral agent (“US Bank Lien”). The security interest created under this Security Agreement constitutes a valid security interest in the Collateral and, upon filing of a financing statement, a valid perfected security interest in the items and types of Collateral in which a security interest may be perfected by the filing of a financing statement.

(b)           Validity of Loan Documents; Authority. Each of this Security Agreement and the Note is the legally valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and (ii) general equitable principles. Debtor has the power and authority to execute, deliver, perform its obligations under this Security Agreement and the Note, and to grant the security interest provided for in this Security Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Security Agreement and the Note, and the grant of a security interest pursuant to this Security Agreement.

(c)           Location of Debtor; State of Incorporation. Debtor's chief executive office is located at the address shown above, and the Debtor's state of incorporation is the Commonwealth of Puerto Rico.

(d)           Location of Collateral. All locations at which the Collateral is located (other than vehicles and property attached thereto) are specified on Schedule A attached hereto and made a part hereof.

(e)           Name, Identity, and Structure. During the past five years, Debtor's business has not been conducted under any name other than Debtor's name as set forth above, nor has it changed its structure or state of incorporation, through incorporation, merger, consolidation, joint venture or otherwise other than as set forth on Schedule B attached hereto and made a part hereof.

(f)           Insurance. Debtor has delivered to Secured Party copies of all insurance policies, and with certificates of insurance naming Secured Party as loss payee/additional insured with respect to such insurance policies, maintained by Debtor with respect to the Collateral, and the operation thereof, and Debtor will use commercially reasonable efforts to provide Secured Party with endorsements to such insurance policies naming Secured Party as loss payee/additional insured with respect to such insurance policies within sixty (60) days from the date hereof, and in any event shall provide such endorsements within one-hundred twenty (120) days from the date hereof.

(g)           Taxes, Levies, Etc. Debtor has filed or caused to be filed prior to delinquency all federal, state and local material tax returns that are required to be filed, and has paid and shall continue to pay when due all taxes as shown on such returns, unless such taxes are being contested by it, in good faith and by appropriate proceedings and then only if and to the extent reserves have been fully set aside on its books therefor to the extent required by generally accepted accounting principles.

4.           COVENANTS. Debtor will comply with all covenants in this section 4, unless debtor has received the written consent of secured party

(a)           Title to Collateral. Debtor shall not create or permit the existence of claims, interests, liens, or other encumbrances against any of the Collateral, other than the US Bank Lien. Debtor shall provide prompt written notice to Secured Party of any future claims, interests, liens or encumbrances against any of the Collateral, and shall defend diligently Debtor's and Secured Party's interests (including the priority of such interests) in all Collateral.

(b)           Change in Name, Etc. Debtor shall not (i) change the location of its place of business or chief executive office; or (ii) change its name, identity, state of incorporation, state organization number, or employer identification number, unless it shall have given Secured Party fifteen (15) days' prior written notice of its intention to take any action described in clauses (i) and (ii), and authenticated or executed and delivered to Secured Party all financing statements, financing statement amendments and other instruments which Secured Party may reasonably request in connection therewith.

(c)           Change in Accounts; Location of Collateral. Debtor agrees not to move any Collateral to or allow any Collateral to be at a location other than as provided on Schedule A. Debtor will, at its own cost and expense, cause to be delivered to Secured Party landlord or other third party agreements, lien search results, or any other instruments or documents as Secured Party may reasonably request from time-to-time.

(d)           Change in Structure. Debtor agrees not to change its corporate organizational structure or state of incorporation in any manner unless it shall have given Secured Party fifteen (15) days' prior written notice of its intention to take any such action.

(e)           Further Assurances. Upon the reasonable request of Secured Party, Debtor shall do all acts and things as Secured Party may from time-to-time deem necessary or advisable to enable it to perfect, maintain and continue the perfection and priority of the security interest of Secured Party in the Collateral, or to facilitate the exercise by Secured Party of any rights or remedies granted to Secured Party hereunder or provided by law. Without limiting the foregoing, Debtor agrees to execute, in form and substance satisfactory to Secured Party, such financing statements, continuation statements, amendments thereto, supplemental agreements, assignments, notices of assignments, and other instruments and documents as Secured Party may from time-to-time reasonably request. Debtor shall, at any time and from time-to-time, take such steps as Secured Party may reasonably request for Secured Party to obtain an acknowledgment, in form and substance satisfactory to Secured Party, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Secured Party. Secured Party shall use reasonable care in the custody and preservation of any Collateral in its possession, but shall not be required to take any steps necessary to preserve rights against other parties. All reasonable costs and expenses incurred by Secured Party to establish, perfect, maintain, determine the priority of, or release the security interest granted hereunder (including the cost of all filings, recordings, and taxes thereon and the fees and expenses of any designee of Secured Party) shall become part of the Obligations secured hereby and be paid by Debtor on demand.

Debtor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction) in the jurisdiction where this Security Agreement will be given effect and any other appropriate jurisdiction, relating to all or any part of the Collateral without the signature of Debtor where permitted by law.

(f)           Insurance. Debtor shall maintain such insurance with such insurance companies, in such amounts, and covering such risks, as are at all times reasonably required by Secured Party. Debtor acknowledges that at no time shall it maintain insurance coverage with respect to the Collateral in lesser amounts or coverage than in effect on the date hereof.

(g)           Disposition and Use of Collateral by the Debtor. Without the prior written consent of Secured Party, Debtor shall not at any time sell, transfer, lease, abandon or otherwise dispose of any Collateral.

(h)           Condition of Collateral. Debtor shall, at its own expense, make all alterations, replacements and improvements to the Collateral as may from time-to-time be necessary in order to ensure that the Collateral remains in good repair, working order and condition, ordinary wear and tear excepted, subject at all times to good manufacturing practices and regulatory requirements.

(i)           Condition of Books and Records. Debtor shall maintain complete, accurate and up-to-date books, records, accounts, and other information relating to all Collateral in such form and in such detail as may be reasonably satisfactory to Secured Party, and shall allow Secured Party or its representatives to examine and copy such books, records, accounts and other information upon reasonable notice and during normal business hours, or at such other times as the parties may agree. Debtor shall furnish to Secured Party statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may request, all in reasonable detail, to the extent Debtor possesses such information or can acquire it without unreasonable effort or expense.

(j)           Right of Inspection. Upon reasonable notice and during normal business hours, or at such other times as the parties may agree, Debtor shall allow Secured Party or its representatives to examine any of Debtor's properties or locations where the Collateral is located, and the books and records pertaining to the Collateral, and to have access to Debtor's officers and management personnel so that Secured Party or its representatives may confirm, physically inspect and appraise any of the Collateral; provided, however, that upon the occurrence and continuing existence of an Event of Default, Secured Party or its representatives may conduct such visits and inspections and engage in such discussions at the expense of Debtor, and as frequently as it may specify, provided any such visits or inspections do not interfere with the normal operations of the Debtor.

(k)           Negative Pledge. Debtor shall not grant a negative pledge upon any of the Collateral in favor of any party.

(l)           No Fixtures. It is the intention of the parties hereto that none of the Collateral (except for the “Improvements” (as defined in the Purchase Agreement)) shall become fixtures. Debtor agrees to take all such reasonable action or actions as may be reasonably necessary to prevent any of the Collateral from becoming fixtures (unless the Collateral already exists as a fixture on such real estate on the date hereof), which actions may include, without limitation, the use of Debtor's commercially reasonable efforts to obtain waivers of liens, in form satisfactory to Secured Party, from each lessor of real property on which any of the Collateral is or is to be located, to the extent reasonably requested by Secured Party.

5.           EVENT OF DEFAULT. For purposes of this security agreement, an "event of default" shall exist hereunder upon the occurrence of any event of default under the note, or (b) the breach of or failure by debtor to perform or observe any covenant or agreement contained in this security agreement or the purchase agreement, to the extent debtor does not cure such default within 10 days from notice from secured party.

6.           RIGHTS AND REMEDIES. Upon the occurrence and during the continuation of any event of default hereunder, secured party may declare all obligations to be immediately due and payable and proceed against debtor directly for payment, and, to the extent permitted by law, may exercise any and all rights and remedies of a secured party in the enforcement of its security interest under the ucc, this security agreement, or any other law. Without limiting the foregoing:

(a)           Disposition of Collateral. Secured Party may sell, lease, or otherwise dispose of all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing thereof, whether by public, judicial or private sale or at any brokers' board, in lots or in bulk, for cash, on credit or otherwise, with or without representations or warranties, and upon commercially reasonable terms, and Secured Party may purchase such Collateral at any public or judicial sale, or, if such Collateral is of a type that is customarily sold on a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale. To the extent permitted by law, Debtor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. At any time when advance notice of sale is required, Debtor agrees that ten (10) business days' prior written notice shall be reasonable notification within the meaning of the UCC. In connection with the foregoing, Secured Party may:

(i)           require Debtor to assemble the Collateral and all records pertaining thereto and make such Collateral and records available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties;

(ii)           enter the premises occupied by Debtor or premises under Debtor's control and take possession of the Collateral;

(iii)           without charge by Debtor, use or occupy the premises of Debtor or premises under Debtor's control, including warehouse and other storage facilities;

(iv)           without charge by Debtor, use or sublicense the use of any intellectual property necessary for the operation (for example, operating software) of any of the Collateral (and such use or right of use shall inure to the benefit of all successors, assigns and transferees of Secured Party and their respective successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise); provided however, for the avoidance of doubt, the foregoing right of use shall not extend to any intellectual property developed by the Debtor in its use of the Collateral or resulting from Debtor’s research and development activities;

(v)           rely upon the advice or instructions of any one or more brokers or other experts selected by Secured Party to determine the method or manner of disposition of any of the Collateral and, in such event, any disposition of the Collateral by Secured Party in accordance with such advice or instructions shall be presumptively deemed to be commercially reasonable; and

(vi)           compromise and settle or sell, assign or transfer or ask, collect, receive or issue any and all claims possessed by Debtor which constitute a portion of the Collateral, all in the name of Debtor.

(b)           Proceeds. Secured Party may collect and apply all proceeds of the Collateral, and may endorse the name of Debtor in favor of Secured Party on any and all checks, drafts, money orders, notes, acceptances, or other instruments of the same or a different nature, constituting, evidencing, or relating to the Collateral which may come into the possession of Secured Party. Secured Party may receive and open all mail addressed to Debtor and remove therefrom any cash or non-cash items of payment constituting proceeds of the Collateral.

(c)           Insurance Adjustments. Secured Party may adjust, settle, and cancel any and all insurance covering any Collateral, endorse the name of Debtor in favor of Secured Party on any and all checks or drafts drawn by any insurer, whether representing payment for a loss or a return of unearned premium, and execute any and all proofs of claim and other documents or instruments of every kind required by any insurer in connection with any payment by such insurer.

(d)           Appointment of Receiver. Without demand or notice to Debtor, except to the extent required by law, Secured Party shall have the right to the appointment of a receiver for the properties and assets of Debtor, and Debtor hereby consents to such right and to such appointment and hereby waives any objection Debtor may have thereto and hereby waives the right to have a bond or other security posted by Secured Party or any other person in connection therewith.

The net proceeds of any disposition of the Collateral shall be applied by Secured Party, after deducting its reasonable expenses incurred in such disposition, including, but not limited to, the reasonable attorneys' fees and legal expenses incurred by Secured Party, to the extent not prohibited by law, to the payment in whole or in part of the Obligations in the manner as Secured Party elects in its sole and absolute discretion.

(e)           Remedies Cumulative. The enumeration of the foregoing rights and remedies is not intended to be exhaustive, and such rights and remedies shall be separate and cumulative, and the exercise of any right or remedy or both shall not preclude the exercise of any other rights or remedies, all of which are cumulative and non-exclusive.

7.           DEBTOR'S WAIVERS. Debtor hereby waives (a) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of debtor or any principal thereof or any defect in the formation of debtor; (b) all rights and defenses arising out of an election of remedies by secured party; (c) any rights and defenses based upon any borrowing or any grant of a security interest under section 364 of the bankruptcy code;(d) any rights and defenses based upon any waiver by secured party of its rights, powers or remedies under this security agreement, the note, the purchase agreement, the guaranty or any other agreement, or any delay by secured party in exercising the same; (e) presentment, demand, protest and notice of any kind, including, without limitation, notice of default, and any defenses relating thereto arising under applicable law; (f) any rights and defenses based on the fair value limitations of applicable law;(g) any rights and defenses based on any transfer of all or part of any security for the obligations to secured party by deed in lieu of foreclosure; (h) any rights and defenses based on release of any guarantor, surety, collateral or other security for any of the obligations; (i) any claim in defense arising under or related to the purchase agreement; and (k) any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this agreement. Debtor hereby agrees that the payment of any sums payable under the note or the guaranty or other act which tolls any statute of limitations applicable to the note or the guaranty shall similarly operate to toll the statute of limitations applicable to debtor's liability hereunder.

8.           OTHER PROVISIONS.

(a)           Amendment and Waiver. Without the prior written consent of Secured Party, no amendment or waiver of, or consent to any departure by Debtor from, any provision hereunder shall be effective. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure by Secured Party to exercise any remedy hereunder shall be deemed a waiver thereof or of any other remedy hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any remedy on any subsequent occasion.

(b)           Costs and Attorneys' Fees. Except as prohibited by law, if at any time Secured Party employs counsel in connection with the creation, perfection, preservation, or release of the security interest of Secured Party in the Collateral or the enforcement of any of Secured Party's rights or remedies hereunder or under the Note or with respect to any other Obligations, all of Secured Party's reasonable attorneys' fees arising from such services and all other reasonable expenses, costs, or charges relating thereto shall become part of the Obligations secured hereby and be paid by Debtor on demand.

(c)           No Obligation to Make Loans. Nothing contained herein or in any financing statement or other collateral document executed or filed in connection herewith shall be construed to obligate Secured Party to make any loan, advance or extension of credit to Debtor.

(d)           Termination; Reinstatement. This Security Agreement, the security interest of Secured Party in the Collateral, and all other documents or instruments contemplated hereby shall continue in full force and effect until all Obligations have been paid in full, and (ii) the Note has been terminated in accordance with its terms and any preference period applicable to payments made on or security given for the Obligations has expired under law. To the extent Debtor or any third party makes a payment or payments to Secured Party or Secured Party receives any payment or proceeds of the Collateral for the Obligations, enforces its security interest or exercises any right of set off, and such payment or payments or the proceeds thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other party under any bankruptcy, insolvency or other law or in equity, or any combination of the foregoing, then, to the extent of such recovery, the Obligations or any part thereof originally intended to be satisfied shall be revived and continued in full force and effect, and this Security Agreement, if earlier terminated, shall be revived and continued in full force and effect, as if such payment or payments had not been made, or such enforcement or set off had not occurred. Upon termination of this Security Agreement, Secured Party (at the written request of Debtor and at the sole expense of Debtor) will (a) execute and deliver to Debtor such documents as Debtor may reasonably request to evidence such termination and (b) file such termination statements, release all liens of record and take all other action as reasonably requested by Debtor to effectuate the same.

(e)           Performance by Secured Party. Upon the occurrence of an Event of Default hereunder, Secured Party may, at its option and without prior notice to or demand upon Debtor, without obligation and without waiving or diminishing any of its other rights or remedies hereunder, fully perform or discharge any of such duties, provided that Secured Party shall use good faith efforts to give written notice to Debtor promptly after taking any such action; further provided that Secured Party shall have no liability for failing to give such notice. Upon the occurrence of an Event of Default hereunder, all costs and expenses incurred by Secured Party in connection therewith, together with interest thereon at the default rate applicable to the Note balance or advance secured hereby shall become part of the Obligations secured hereby and be due and paid by Debtor upon demand.

(f)           Indemnification, Etc. Debtor hereby expressly indemnifies and holds Secured Party harmless from any and all claims, causes of action, or other proceedings, and from any and all liability, loss, damage, and reasonable expense of every nature, arising by reason of Secured Party's enforcement of its rights and remedies hereunder, or by reason of Debtor's failure to comply with any law, other than any such claim, cause of action or other proceeding, liability, loss, damage or expense arising by reason of gross negligence or willful misconduct on the part of Secured Party. The obligations of Debtor under this Section 8(f) shall survive the termination of the other provisions of this Security Agreement.

(g)           Power of Attorney. Debtor hereby constitutes and appoints Secured Party during the term of any Obligations as its attorney-in-fact, effective upon the occurrence and during the continuance of an Event of Default, which appointment is an irrevocable, durable agency, coupled with an interest, with full power of substitution. This power of attorney and mandate is for the purpose of taking, whether in the name of Debtor or in the name of Secured Party, any action which Debtor is obligated to perform hereunder or which Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Security Agreement (including the power to continue operations). The powers conferred upon Secured Party in this Section 8(g) are solely to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers.

(h)           Binding Effect. This Security Agreement shall be binding upon and inure to the benefit of Secured Party and its successors and assigns, and in the event of an assignment of all or any of the Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Security Agreement shall be binding upon and inure to the benefit of Debtor and its successor and assigns; provided, that Debtor may not assign any of its rights or obligations hereunder without the prior written consent of Secured Party.

(i)           Notices. All notices hereunder shall be delivered in accordance with the terms and conditions set forth in and to the address provided for the parties in the Note.

(j)           Governing Law. Without giving effect to the principles of conflict of laws and except to the extent governed by federal law, the laws of the Commonwealth of Puerto Rico, without reference to choice of law doctrine, shall govern this Security Agreement, and all disputes and matters between the parties to this Security Agreement.

(k)           Waiver of Jury Trial. DEBTOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECURITY AGREEMENT AND ANY OTHER DOCUMENT EVIDENCING ANY OTHER OBLIGATION, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS SECURITY AGREEMENT AND SECURED PARTY/DEBTOR RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS SECURITY AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. DEBTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS SECURITY AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. DEBTOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY DOCUMENTS OR AGREEMENTS RELATING TO THIS SECURITY AGREEMENT, INCLUDING THE NOTE. IN THE EVENT OF LITIGATION, THIS SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. DEBTOR AND SECURED PARTY ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SECURED PARTY.

(l)           Severability. The determination that any term or provision of this Security Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other term or provision hereof.

(m)           Entire Agreement. This Security Agreement, together with all documents referred to herein, constitute the entire agreement between Debtor and Secured Party with respect to the matters addressed herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EXECUTED as of this 13th day of August, 2018, by duly authorized representative of Debtor intending to be bound hereby and to be effective as of the date first shown above.

ROMARK GLOBAL PHARMA, LLC

By:
Name:
Title:

Affidavit No. _____

Acknowledged and subscribed before me in _____________, Puerto Rico, this ___ day of _______, 2018 by _________________________, in representation and on behalf of Romark Global Pharma, LLC, who is of legal age, single, executive and resident of __________________, Puerto Rico, personally know to be or identified by ___________________________.

  ________________________
  NOTARY PUBLIC

EXHIBIT F
FORM OF GUARANTY AGREEMENT

GUARANTY OF PAYMENT

THIS GUARANTY OF PAYMENT (this "Guaranty") is effective as of the ______ day of _________________, 2018 by Romark Laboratories, L.C., a Florida limited liability company (the “Guarantor”), in favor of each of Scienza Labs, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Scienza”), in connection with that certain Promissory Note dated of even date herewith issued by Romark Global Pharma, LLC (“RGP”) to Scienza, in the original principal amount of $3,000,000 (the "Note"). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Note.

R E C I T A L S:

WHEREAS, Guarantor, as an affiliate of the RGP, will receive substantial benefit as a result of the extension of credit by Scienza evidenced by the Note and has agreed to enter into this Guaranty to provide assurance for the payment of the obligations of RGP arising out of or in connection with the Note and the Security Agreement.

WHEREAS, Guarantor has agreed that the payment obligations of RGP arising out of or in connection with the Note and the Security Agreement are jointly and severally (solidariamente) the obligations of Guarantor, pursuant to the terms of this Guaranty.

 NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Guarantee. Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of all obligations and liabilities of the rgp arising out of, in connection with, or related to the note and the security agreement, whether contingent, liquidated, unmatured or matured, including without limitation, (i) rgp's payment obligations under note and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, however arising (including but not limited to under the note and the security agreement), whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), owing by rgp to scienza, all the obligations referred to in the preceding sentence collectively called the “guaranteed obligations”).

Guarantor further agrees that the guaranteed obligations may be extended, renewed or increased, in whole or in part, without notice to or further assent from guarantor, and that guarantor will remain bound upon its guarantee notwithstanding any extension, renewal, or increase of any guaranteed obligations. “payment in full” or “paid in full” means, with respect to the guaranteed obligations, the indefeasible payment in cash in full of all monetary obligations.

2.           Obligations not waived. To the fullest extent permitted by applicable law, guarantor waives presentment or protest to, demand of or payment from the rgp or any other obligor of any of the guaranteed obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of guarantor hereunder shall not be affected by (a) the failure of scienza to assert any claim or demand or to enforce or exercise any right or remedy against rgp under the provisions of the note or the security agreement or otherwise, or (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this guaranty, the note or the security agreement.

3.           Guaranty of payment; obligations joint and several; separate actions; waiver of statute of limitations; reinstatement of liability. Guarantor further agrees that its guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by scienza to any security that may be held for payment of the guaranteed obligations. The obligations hereunder are independent of the obligations of rgp, and a separate action or actions may be brought and prosecuted against guarantor whether action is brought against rgp or any other person, or whether rgp or any other person is joined in any such action or actions. Guarantor acknowledges that this guaranty is absolute and unconditional, there are no conditions precedent to the effectiveness of this guaranty, and this guaranty is in full force and effect and is binding on guarantor as of the date written below, regardless of whether scienza obtains any guaranties from others or takes any other action contemplated by guarantor. Guarantor waives the benefit of any statute of limitations affecting guarantor's liability hereunder orthe enforcement thereof, and guarantor agrees that any payment of any of the guaranteed obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to guarantor's liability hereunder. The liability of guarantor hereunder shall be reinstated and revived and the rights of scienza shall continue if and to the extent for any reason any amount at any time paid on account of any guaranteed obligation guaranteed hereby is rescinded or must otherwise be restored by scienza, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by scienza in its sole discretion; provided however, that if scienza chooses to contest any such matter at the request of guarantor, guarantor agrees to indemnify and hold scienza harmless from and against all reasonable costs and expenses, including reasonable attorneys' fees, expended or incurred by scienza in connection therewith, including without limitation, in any litigation with respect thereto.

4.           Security. To the extent that any of the guaranteed obligations are secured, guarantor authorizes scienza to (a) take and hold security for payment of guarantor’s obligations under this guaranty and the guaranteed obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as scienza in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.

5.           [reserved].

6.           No discharge or diminishment of guaranty; defenses waived; agreement to pay. Except with to the extent the specific defenses to payment expressly reserved by rgp pursuant to section 11 of the note are applicable:

(a)           the obligations of guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than for payment in full), including any claim of waiver, release, surrender, alteration or compromise of any of the guaranteed obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or terminationwhatsoever by reason of the invalidity, illegality or unenforceability of the guaranteed obligations or otherwise. Without limiting the generality of the foregoing, the obligations of guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of scienza to assert any claim or demand or to enforce any remedy under the note, the security agreement, the asset purchase agreement or any other document or agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the guaranteed obligations, or to the fullest extent that guarantor may prospectively waive such defenses under applicable law, by any other act or omission that may or might in any manner or to the extent vary the risk of such guarantor or that would otherwise operate as a discharge of guarantor as a matter of law or equity (other than payment in full); and

(b)           to the fullest extent permitted by applicable law, guarantor waives any defense based on or arising out of any defense of rgp or the unenforceability of the guaranteed obligations or any part thereof from any cause, or the cessation from any cause of the liability of rgp, other than payment in full. Scienza may, attheir election, compromise or adjust any part of the guaranteed obligations, make any other accommodation with any other guarantor or obligor or any other guarantor, without affecting or impairing in any way the liability of guarantor hereunder except forpayment in full. Pursuant to applicable law, guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of guarantor against rgp or any other guarantor, as the case may be, or any security.

(c)           in furtherance of the foregoing and not in limitation of any other right that scienza has at law or in equity against guarantor by virtue hereof, upon the failure of rgp to pay any guaranteed obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, guarantor hereby promises to and will forthwith pay, or cause to be paid, to scienza, in cash the amount of such unpaid guaranteed obligation.

7.           Subordination. Upon payment by guarantor of any sums to scienza, all rights of guarantor against rgp arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full. If any amount shall erroneously be paid to guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of scienza and shall forthwith be paid to scienza to be credited against the payment of the guaranteed obligations, whether matured or unmatured, in such order as in the note.

8.           Information. Guarantor assumes all responsibility for being and keeping itself informed of the rgp’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the guaranteed obligations and the nature, scope and extent of the risks that guarantor assumes and incurs hereunder, and agrees that scienza will not have any duty to advise guarantor of information known to it regarding such circumstances or risks.

9.           Representations and warranties. Guarantor represents and warrants as follows:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)           guarantor has full power and legal right to execute and deliver, and to perform and observe the provisions of this guaranty;

(c)           the execution, delivery and performance by guarantor of this guaranty have been duly authorized by all necessary action, and do not contravene any law or contractual restriction binding on or affecting guarantor or any of guarantor’s property, and guarantor is not included on the u.s. office of foreign asset control list;

(d)           no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery and performance by guarantor of this guaranty; and

(e)           this guaranty is the legal, valid and binding obligation of guarantor, enforceable against guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceeding in equity or at law).

10.           Binding effect; several agreement; assignments. Whenever in this guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the guarantor that are contained in this guaranty shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This guaranty shall become effective as to guarantor when a counterpart hereof executed on behalf of guarantor shall have been delivered to scienza and thereafter shall be binding upon guarantor and their respective successors and assigns, and shall inure to the benefit of guarantor, scienza, and their respective successors and assigns, except that guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void ab initio). Scienza may assign its rights under this guaranty in connection with the assignment of the underlying guaranteed obligations, in whole or in part, to the extent permitted under the note.

11.           Waivers; amendment.

(a)           no failure or delay of scienza of any kind in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights of scienza hereunder and under the note and the security agreement are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this guaranty or consent to any departure by guarantor therefrom shall in any event be effective unless the same shall be permitted by this subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on guarantor in any case shall entitle guarantor to any other or further notice in similar or other circumstances.

(b)           neither this guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between (i) scienza and (ii) the guarantor with respect to which such waiver, amendment or modification relates.

12. Governing Law. GOVERNING LAW, VENUE AND JURISDICTION. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO. GUARANTOR IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDINGS IN RESPECT OF THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURT OF FIRST INSTANCE OF THE COMMONWEALTH OF PUERTO RICO, OR IN THE DISTRICT COURT FOR THE DISTRICT OF PUERTO RICO AND GUARANTOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDINGS. GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY DELIVERY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR COURIER OR OVERNIGHT DELIVERY SERVICE, TO GUARANTOR'S ADDRESS AS THEN SHOWN ON THE RECORDS OF SCIENZA.

13. Waiver of Jury Trial. GUARANTOR AND SCIENZA WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM, OFFSET OR DEFENSE) ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS GUARANTY.

14.           Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be delivered in accordance with the terms and conditions set forth in and to the address provided for the parties in the note.

15.           Survival of agreement; severability.

(a)           all covenants, agreements representations and warranties made by the guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this guaranty or any other agreement shall continue in full force and effect until the guaranteed obligations have been paid in full.

(b)           if one or more of the provisions contained in this guaranty or in any other agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

16.           Counterparts. This guaranty may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to section 10), and shall become effective as provided in section 10. Delivery of an executed signature page to this guaranty by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this guaranty.

17.           Rules of interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified, (b) any reference herein to any person or entity shall be construed to include such person’s or entity’s successors and assigns permitted hereunder, and (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used herein, shall be construed to refer to this guaranty in its entirety and not to any particular provision thereof. Each of the parties hereto has been represented by counsel and this guaranty has been jointly drafted. No doctrine construing ambiguities against a drafter shall be employed in the interpretation hereof.

18.           Savings clause.

(a)           it is the intent of guarantor and scienza that the liability of guarantor under this guaranty as of any date shall be limited to a maximum aggregate amount equal to the greatest amount that would not render guarantor’s obligations under this guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the united states bankruptcy code and any fraudulent transfer and fraudulent conveyance laws (collectively, “insolvency laws”), in each instance after giving effect to all other liabilities of guarantor, contingent or otherwise, that are relevant under applicable insolvency laws of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of guarantor pursuant to (y) applicable law or (z) any agreement (including this guaranty) providing for an equitable allocation among guarantor and other affiliates of the guarantor of obligations arising under guaranties by such parties.

(b)           the substantive laws under which the possible avoidance or unenforceability of the guaranteed obligations as may be determined in any case or proceeding shall hereinafter be referred to as the “avoidance provisions”. To the extent set forth in section 18(a), but only to the extent that the guaranteed obligations would otherwise be subject to avoidance or found unenforceable under the avoidance provisions, if guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the guaranteed obligations, or if the guaranteed obligations would render guarantor insolvent, or leave guarantor with an unreasonably small capital to conduct its business, or cause guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the guaranteed obligations are deemed to have been incurred under the avoidance provisions and after giving effect to the contribution by guarantor, the maximum guaranteed obligations for which guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the guaranteed obligations (or any other obligations of guarantor to scienza), as so reduced, to be subject to avoidance or unenforceability under the avoidance provisions.

(c)           this section 18 is intended solely to preserve the rights of scienza hereunder to the maximum extent that would not cause the guaranteed obligations of guarantor to be subject to avoidance or unenforceability under the avoidance provisions, and neither the guarantor nor any other person or entity shall have any right or claim under this section 18 as against scienza that would not otherwise be available to such person or entity under the avoidance provisions.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of this 13th day of August, 2018 intending to be bound hereby and to be effective as of the day and year first above written.

GUARANTOR:

ROMARK LABORATORIES L.C.

By: ________________________________
Name: ________________________________
Title: ________________________________

Affidavit No. _____

Acknowledged and subscribed before me in _____________, Puerto Rico, this ___ day of _______, 2018 by _________________________, in representation and on behalf of ________________________, who is of legal age, single, executive and resident of __________________, Puerto Rico, personally know to be or identified by ___________________________.

  ________________________
  NOTARY PUBLIC

EXHIBIT G
PROCESS OF OBTAINING FDA ESTABLISHMENT IDENTIFIER NUMBER

1.
Requirements for obtaining a Federal Drug Administration (the “FDA”) Establishment Identifier Number (the “FDA FEI Number”) are outlined in Section 510 of the Federal Food, Drug, and Cosmetic Act which can be found in the following hyperlink: http://uscode.house.gov/view.xhtml?path=/prelim@title21/chapter9/subchapter5&edition=prelim.

and in Part 207 of Title 21 of the Code of Federal Regulations whi can be found in the following hyperlink: https://www.gpo.gov/fdsys/search/pagedetails.action?collectionCode=FR&browsePath=2016%2F08%2F08-31%5C%2F4%2FFood%20and%20Drug%20Administration&granuleId=2016-20471&packageId=FR-2016-08-31&fromBrowse=true.

2.
The FDA provides an electronic gateway to register (the establishment), list (drugs, if any) and contact information if help is needed for any of these process at the following hyperlink:

https://www.fda.gov/Drugs/GuidanceComplianceRegulatoryInformation/DrugRegistrationandListing/ucm254946.htm.

3.
Basic information for registering facilities and products, and how to update registrations can be found at the following hyperlink:
https://www.fda.gov/forindustry/fdabasicsforindustry/ucm234625.htm.

4.
Following the hyperlink link in Item #3 above, the process and steps for obtaining a FDA Establishment Number can be found under the “Drugs” subsection.

5.
An explanation of the registration process can be found in the following hyperlink:
https://www.fda.gov/Drugs/GuidanceComplianceRegulatoryInformation/DrugRegistrationandListing/ucm078801.htm.

6.
Buyer will need to obtain a new DUNS, a new FDA FEI Number and describe the type of activities Buyer will perform. It is important that Buyer accurately describe the activities as the Buyer will be assigned a code letter based on the activity. For example, in the case of manufacturing activities, the FDA will assign the code letter “M”. Seller has included below a screen shot of Seller’s registration as an example.

G-1

EXHIBIT H
FORM OF SUBLEASE

COMMERCIAL / INDUSTRIAL SUBLEASE AGREEMENT

-----This Commercial Sublease Agreement ("Sublease") is effective as of the _____ day of ________, 2018 (the "Effective Date"), by and between PHARMA-BIO SERV PR INC., Federal Identification Number 66-0549685, a corporation duly organized and validly existing under the laws of the Commonwealth of Puerto Rico, hereinafter referred to as "Sublandlord," and ROMARK GLOBAL PHARMA, LLC, a limited liability company duly organized and validly existing under the laws of the Commonwealth of Puerto Rico, hereinafter referred to as "Subtenant."

----- Plaza Professional Center, Inc., a corporation duly organized and validly existing under the laws of the Commonwealth of Puerto Rico ("Landlord") is the fee simple owner to the commercial and industrial land, structure and improvements commonly known and numbered as Street 1, Lot 14, Higuillar Ward, Dorado, Puerto Rico, which is identified in the Registry of the Property of Puerto Rico at Section IV of Bayamón (the “Registry”) as Property Number 7,950, recorded at page 73 of volume 161 of Dorado (collectively the land, structure and improvements hereinafter referred to as the "Building") and legally described in the Spanish language as follows:

-----"URBANA: Parcela de terreno localizada en el Barrio Pueblo y Zona Urbana de Dorado, identificada con el numero catorce (14) con un area de seis mil trescientos cincuenta y dos punto quinientos veinte (6,352.520) metros cuadrados equivalentes a uno punto seis mil ciento sesenta y tres (1.6163) cuerdas. En lindes por el Norte, con el solar numero doce (12); por el Sur, con el solar numero quince (15); por el Este, con la calle numero uno (1) todas de la misma Urbanizacion; y por el Oeste, con Quintas de Dorado Development."----------------------------------------------------

-----Landlord acquired fee simple, good and marketable title to the Building pursuant to Deed Number 22 executed on September 19, 2006 before Notary Public Miguel Agustín Blanco, recorded in the Registry at page 215 of volume 256 of Dorado, third inscription, over the Building.

-----Landlord entered into that certain Commercial Lease Agreement dated January 1, 2016 (the "Original Lease"), pursuant to which Landlord leased to Sublandlord, among other space in the Building, 11,600 square feet on the first floor of the Building as more particularly described in Section 5a of the Original Lease, a complete copy of which is attached hereto as Exhibit A (the "Leased Premises").

----- Sublandlord desires to sublease to Subtenant a portion of the Leased Premises more particularly described in Section 5 hereof (the “Subleased Premises”), and Subtenant desires to sublease the Subleased Premises from Sublandlord for the Sublease Term (defined in Section 1 below), pursuant to the terms, covenants, conditions and provisions herein set forth.

----- Therefore, in consideration of the mutual promises contained herein, and for other good, adequate and valuable consideration, the parties hereto hereby agree as follows:

1.
SUBLEASE TERM: From the Commencement Date through the Termination Date (the “Initial Term”), with optional renewals (at Subtenant’s sole discretion upon three (3) months' notice to Sublandlord) of (a) a one (1) year renewal option and (b) one (1) five (5) year renewal option (each, a “Renewal”, collectively with the Initial Term, the “Sublease Term”); provided (x) Subtenant is not in default of any of the terms and conditions of this Sublease, and (y) with respect to the five (5) year Renewal option only, Sublandlord exercises its renewal option under the Original Lease, and Sublandlord’s determination to renew or not the term of the Original Lease shall be delivered in writing to the Subtenant within six (6) months prior to the termination of the Original Lease. Subtenant shall have the right to terminate this Sublease at any time during the five (5) year Renewal term if (a) Subtenant is moving its operation from the Subleased Premises to its manufacturing facility in Manati, Puerto Rico, and (b) Subtenant provides six (6) months' notice of such termination.

2.
LEASE YEAR: Lease year shall mean the twelve (12) month period commencing on the Commencement Date and each succeeding twelve (12) month period thereafter.

3.
COMMENCEMENT DATE and TERMINATION DATE

a.
Commencement Date: the Effective Date.

b.
Termination Date: December 31, 2019

4.
 RENT START DATE: The Commencement Date.

5.
SUBLEASED PREMISES: From the Commencement Date, approximately 10,360 square feet of office space and Laboratory space. The Gross Leasable area lay-out is composed of the First floor with a superficial area equivalent to 10,360 Sq. Ft., which includes Laboratory, Offices, Library, Utilities Room, Storage, others (as more particularly described on Appendix 1).

All construction and modifications to the Sublease Premises, shall be in accordance with the plans and specifications agreed to in writing by Landlord and Subtenant, and completed solely at Subtenant’s expense and discretion. Landlord and Sublandlord shall cooperate with Subtenant’s construction of a private entrance and reception area of approximately 3,735 Sq Ft which are part of the Subleased Premises. Subtenant at its sole discretion may opt not to construct said private entrance and reception area. Except for the foregoing provisions regarding the construction of a private entrance and reception area and future modifications, the Subleased Premises are being accepted by Subtenant in an “as-is” condition, subject to the Sublandlord’s representation and warranties set forth herein.

6.
YEARLY RENT: The annual rent shall be payable in advance in equal monthly installments of one-twelfth (1/12th) of the total annual rent equivalent to an aggregate amount of Two Hundred Fifteen Thousand Four and No/100 Hundred Dollars ($215,400.00), which monthly installment shall be equal to Seventeen Thousand Nine Hundred Fifty and No/100 Dollars ($17,950.00) per month (the “Rent”), payable on the first day of each and every calendar month during the Sublease Term. Notwithstanding the foregoing, on the Commencement Date, Tenant shall deliver to Landlord the Security Deposit and the first monthly installment, which amount shall be prorated for the partial month. The rental payment amount for any partial calendar months included in the Sublease Term shall be prorated on a daily basis.

a.
Yearly Rent is based on 10,360 Sq. Ft of Laboratory Space at a rate of $20.00 per square feet: $207,200.00/yr.

b.
$10.00 on common area (approx. 820 Sq. Ft.): $8,200.00/yr.

The Yearly Rent shall be adjusted for the applicable portion attributable to the common area once Subtenant’s private entrance and lobby area are completed as provided in Section 5 and the use of the common area by Subtenant has ceased.

The land area of the Subleased Premises is hereby stipulated and agreed to be the amount shown above, and is not subject to re-measurement unless otherwise set forth herein.

7.
DEFAULT: A late fee in the amount of $897.50 (5% of monthly rent) shall be assessed if payment is not postmarked or received by Sublandlord on or before the fifth (5th) day of each month. If default shall at any time be made by Subtenant in the payment of rent when due to Sublandlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been received by Subtenant from Sublandlord (provided, however, that such notice of non-payment shall not be required from Sublandlord more than two (2) times per calendar year), or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Subtenant, and such default shall continue for thirty (30) days after notice thereof in writing to Subtenant by Sublandlord (the “Curing Period”), without correction thereof then having been commenced and Subtenant shall thereafter diligently prosecute completion thereof, Sublandlord may declare Subtenant in default and Sublandlord may declare the Sublease Term ended and this Sublease terminated by giving Subtenant written notice of such intention, and if possession of the Subleased Premises is not surrendered, Sublandlord may reenter the Subleased Premises; provided, however, that Subtenant shall not be in default under the circumstances described in this paragraph if Subtenant has made diligent efforts to cure a non-monetary default within the thirty (30) day period described above, and thereafter proceeds continuously and diligently to cure such default within a commercially reasonable time. Sublandlord shall have, in addition to the remedy above provided, any other rights or remedies available to Sublandlord on account of any Subtenant default, either in law or equity. Concurrently with the execution and delivery of this Sublease, the parties and-or its affiliates, have entered into a financing agreement. The parties have agreed that it shall also be a default under this Sublease if Subtenant at any point shall be (a) in monetary default, or (b) in default due to failure to comply with any requirements pertaining to any collateral assets, both as set forth under any other agreements, such as the one previously mentioned, contracts, or obligations between Subtenant and Sublandlord, or between Subtenant and any affiliates of Sublandlord, including, but not limited to Landlord and Sciencza Labs, Inc.

Sublandlord shall be in default under this Sublease, and Subtenant shall have all the rights and remedies provided in this Section or elsewhere in this Sublease (including the right to immediately terminate this Sublease, insist on specific performance and/or collect damages from Sublandlord), in the event that, and for as long as the same shall continue (each, a “Sublandlord Event of Default”): (i) if Sublandlord defaults under the Original Lease with Landlord and/or loses any of its rights, title and interests in and to the Building or the Subleased Premises; (ii) if for any reason Subtenant loses at any moment during the term of this Sublease, the quiet and peaceful enjoyment of the Building and Subleased Premises as herein described in Section 29 hereof; (iii) if at any time during the Term of the Sublease, Subtenant discovers any hidden structural damages to the Building or Leased Premises and Landlord and/or Sublandlord fails to promptly repair such damage; (iv) if Sublandlord fails to perform any of its obligations required of Sublandlord in this Sublease within a reasonable time, but in no event later than thirty (30) days after written notice by Subtenant to Sublandlord specifying the default; or (v) Landlord and/or Sublandlord fails to maintain or cause to maintain at all times the Common Areas in the same or better condition as existing on the date of execution of this Sublease and such failure is not remedied by Landlord and/or Sublandlord within thirty (30) days.

Following the occurrence and continuance of an Event of Default by any of the parties, the other party shall be entitled and may (i) terminate this Sublease by giving written notice of termination to the party that is in default, (ii) seek specific performance of the obligations of the party that is in default in a civil action, plus actual compensatory damages, costs and attorney’s fees incurred as a result of such default (if such court finds that the party was in default), including those incurred in enforcing its rights hereunder, and (iii) perform any actions necessary to cure the Event of Default using commercially reasonable efforts. If the Event of Default is caused by the Sublandlord, the Sublandlord shall return and deliver to Subtenant the Security Deposit.

8.
SECURITY DEPOSIT: Subtenant shall pay to Sublandlord a security deposit in the amount equivalent to one month of rent ("Security Deposit"). If Subtenant elects to construct the private entrance and reception area as permitted in Section 5 of this Sublease, the Security Deposit will be reduced proportionally according to the rent reduction as provided in Section 6 of this Sublease, and the excess portion of the Security Deposit immediately return to Subtenant. The Security Deposit shall be held by Sublandlord without liability for interest and as security for the performance by Subtenant of Subtenant's covenants and obligations under this Sublease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or a measure of Sublandlord's damages in case of default by Subtenant. Sublandlord may not commingle the Security Deposit with Sublandlord's other funds nor accumulate interest thereto. Sublandlord may, from time to time, without prejudice to any other remedy, subject to all grace, Cure Period and/or notice periods hereunder, use the Security Deposit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Subtenant hereunder. Following any such application of the Security Deposit, Subtenant shall pay to Sublandlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Subtenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Sublandlord to Subtenant. If Sublandlord transfers its interest in the Subleased Premises during the Sublease Term, subject to the terms and conditions set forth herein, Sublandlord may assign the Security Deposit to the transferee as part of the transfer of the Sublease, and thereafter shall have no further liability for the return of such Security Deposit.

9.
BASIC RENT INCREASE: Subtenant shall pay Sublandlord a 5% annual rent increase beginning on the second lease year and thereafter until the expiration of the Sublease Term or the first renewal option, if exercised. No rent increase will apply to the five (5) year term renewal option is exercised.

10.
COMMON AREA EXPENSES / MAINTENANCE / TRASH REMOVAL: Maintenance services will be billed by Sublandlord, based on a prorate formula for the distribution of common expenses charged to the Sublandlord under the Original Lease, in addition to paying fixed annual minimum Rent and Subtenant’s Taxes, which common expenses include the maintenance and cleanup costs of common areas, including but not limited to green areas, parking, building, utilities lines, fences, service driveways, security systems, security guard, electrical generator and supplies such as diesel, water tanks, and related facilities (collectively, the “Common Areas”); provided, however, (i) Subtenant has the right to use, possess and/or enjoy any of such Common Areas throughout the Term of this Sublease, and (ii) that if and to the extent applicable, Sublandlord shall make any insurance proceeds that it may receive in connection with any such repairs available to Subtenant to be applied towards the cost of any such repairs. Sublandlord shall deliver to Subtenant evidence of the paid invoice related to payments of maintenance and cleanup of Common Areas, which amount shall be reasonable in accordance to market prices.

Sublandlord shall use commercially reasonable efforts to enforce its rights under the Original Lease to cause Landlord to maintain in good condition and repair the Building and the Common Areas in a clean, safe, and serviceable condition. Sublandlord further covenants and agrees that during the term of the Sublease it will use commercially reasonable efforts to enforce its rights under the Original Lease to cause Landlord to maintain the Common Areas in the same or better condition as existing on the date of execution of this Sublease.

a.
Subtenant will have no responsibility to provide services to other parties occupying/using the Building. In addition, Sublandlord will indemnify and hold harmless Subtenant from any liability that may arise from other parties/entities occupying/using the Building facilities, including any of Sublandlord’s negligence thereunder, and their related use of Common Areas and/or services.

Notwithstanding the foregoing, Landlord shall maintain all exterior portions of the Building, including without limitation the columns, all structural components of the Premises, roof, all walls, external plate glass, foundations, building slabs, main substation, electrical stand by generators to provide power to the Building or Leased Premises, electrical transformers, pipes, and all plumbing, electrical, lighting and mechanical equipment and systems serving the Leased Premises or Building and components of its land, in good condition and fully operational at Landlord’s sole cost and expense without reimbursement from Subtenant. Landlord’s obligations hereunder shall include the replacement, where necessary, of the foregoing. Throughout the term of this Sublease, Subtenant agrees to promptly notify Sublandlord and Landlord of any and all repairs of which it becomes aware that are needed on all structural and exterior portions of the Building and/or any of its components which Landlord is responsible to maintain under this Sublease or the Original Lease.

Additionally, Subtenant shall coordinate and comply with Sublandlord and Landlord regarding the procedures to follow in case of an emergency affecting the Subleased Premises, including responses and access to the Subleased Premises in connection with the fire alarm system and the access control system and its day to day operation and/or compliance, as applicable.

11.
SUBLANDLORD TAXES: Subtenant shall reimburse Sublandlord all general real estate taxes and installments of special assessments on the Subleased Premises which are charged to Sublandlord under the Original Lease during the Sublease Term. All special real estate assessments or other related governmental charges levied on the Subleased Premises, shall be and remain the Sublandlord’s sole obligation (by way of example, such as inheritance, estate, succession, transfer, gift, corporation, income or profit tax or capital levy that is or may be proportionately imposed upon the Sublandlord).

Sublandlord represents and warrants to Subtenant that it engaged in a trade or business in Puerto Rico and that, therefore, the Rent and any other sums payable by Subtenant to Sublandlord under this Lease are not subject to the Puerto Rico income tax withholding, including, without limitation, as prescribed by Section 1150 of the PR Code.

12.
SUBTENANT TAXES: Subtenant shall pay prorated real estate taxes (property taxes) based on the Gross Leasable Area of the Subleased Premises identified in Section 5 of this Agreement. Subtenant covenants and agrees to pay within thirty (30) days of Subtenant’s receipt of Sublandlord’s invoice together with the tax bill and evidence of payment by Sublandlord, all general real estate taxes levied against the Subleased Premises for tax periods beginning on or after the Commencement Date. Subtenant shall pay before any fine, penalty or interest accrues, and in any event before delinquency, every tax, assessment, license fee, excise, fine or penalty for violation of the law, however described, which is separately imposed on or levied, assessed or charged against Subtenant by any governmental or quasi-governmental authority having jurisdiction, including, without limitation, upon or on account of:

a.
operations at, occupancy of, or conduct of business in or from, the Subleased Premises, by or with the permission of Subtenant;

b.
fixtures or personal property in the Subleased Premises which do not belong to Sublandlord; and
c.
the Rent paid or payable by Subtenant to Sublandlord for the Subleased Premises or for the use and occupancy of all or any part thereof; provided that if the fine, penalty, tax or other charge is imposed or levied on Sublandlord, Subtenant shall pay to or reimburse Sublandlord such portion of any amounts payable under this Section. Notwithstanding the foregoing, Sublandlord shall pay all real estate taxes before delinquency and penalties and in the event Sublandlord fails to timely pay such real estate tax bills, any penalties, interest payments, additional assessment or delinquency charges resulting from the late payment of any such real estate tax bill, shall be paid by the Sublandlord without contribution by Subtenant

13.
PERMITTED USE: The Subleased Premises may be occupied and used by Subtenant and its affiliates exclusively as a laboratory or similar operation related to the business activities of a pharmaceutical business. Nothing herein shall give Subtenant the right to use the property for any other purpose or to sublease, assign, or license the use of the property to any sub-lessee, assignee, or licensee without Sublandlord’s prior consent, which consent may not be unreasonably withheld or delayed.

14.
REPAIRS, ALTERATIONS AND IMPROVEMENTS: Subtenant, at Subtenant's expense, shall not remodel, make additions, improvements or alterations of and to all or any part of the Subleased Premises without Sublandlord's consent, which may not be unreasonably withheld or delayed.

15.
CLEANING: Subtenant shall arrange for its own janitorial, cleaning services, pest control and trash removal for the Subleased Premises, at its sole cost and expense. Such services shall be performed by contractors or employees consented to in writing by Sublandlord, subject to such conditions as Sublandlord may reasonably specify. Subtenant shall keep the Subleased Premises in a clean, neat and orderly manner at all times. Subtenant shall reasonably keep the Subleased Premises free of insects, rodents and other pests, and free of objectionable or offensive odors. Subtenant shall also keep the loading docks and service corridors and Common Areas free of trash and refuse generated by its operations and its employees. In the event that Subtenant fails to clean as required in this Section or elsewhere in this Lease, Sublandlord may, but need not to, perform such cleaning, and Subtenant shall pay Sublandlord the reasonable cost thereof on demand and upon receipt of invoice evidencing payment. The amount of any such charge shall be considered an additional element of Rent.

16.
ENVIRONMENTAL and HAZARDOUS MATERIALS: Subtenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Subtenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances except to use in the ordinary course of Subtenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., any applicable state or local laws and the regulations adopted under these acts. If due to the actions or omissions of Subtenants, its employees, agents, or invitees, any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Subtenant to Sublandlord or Landlord, as applicable, upon demand as additional charges if such requirement applies to the Subleased Premises. In addition, Subtenant shall execute affidavits, representations and the like from time to time at Landlord’s or Sublandlord's request concerning Subtenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Subleased Premises. In all events, Subtenant shall indemnify Sublandlord and Landlord in the manner elsewhere provided in this Sublease from any release of hazardous materials on the Subleased Premises occurring while Subtenant is in possession, or elsewhere if caused by Subtenant or persons acting under Subtenant. The within covenants shall survive the expiration or earlier termination of the Sublease Term.

a.
Both Subtenant and Sublandlord must comply with all applicable federal, state and local statutes related to the environment now or hereafter enacted and any additions and amendments thereto and regulations enacted thereunder, ordinances, regulations, orders and requirements of common law, regarding, but not limited to, (i) discharges to the air, soil, surface or groundwater; and (ii) handling, utilizing, storage, treatment or disposal of any hazardous substances or toxic substances as defined therein (“Environmental Statutes”). Subtenant hereto shall obtain all permits, licenses or approvals and shall make all notifications and registrations required by Environmental Statutes and shall submit to Sublandlrod or Landlord, as applicable, upon request, for inspecting and copying all documents, permits, licenses, approvals, manifests and records required to be submitted and/or maintained by the provisions of the Environmental Statutes. Subtenant or Sublandlord, as the case may be, shall provide promptly to either Sublandlord or Subtenant, as the case may be, copies of any correspondence, notice of violation, summons, order, complaint or other document received by Subtenant or Sublandlord, as the case may be, pertaining to compliance with Environmental Statutes.

b.
Subtenant shall not install at the Subleased Premises any temporary or permanent tanks for the storage of any liquid or gas above or below ground except as in compliance with the other provisions of this section and after obtaining written permission to do so from Sublandlord.

c.
If, exclusively because of negligence in the manner in which Subtenant operates its business, the Sublandlord, Landlord, Landlord’s mortgage lender or a governmental agency shall require testing by an environmental testing entity of its choice, to ascertain whether there has been a release of Hazardous Materials by Subtenant, its agents, servants, employees or business invitees, in or around the Subleased Premises, the reasonable costs of such testing shall be reimbursed by Subtenant to Sublandlord or Landlord, as applicable. Subtenant shall execute affidavits or representations, at Sublandlord’s or Landlord's request, stating that, to the best of Subtenant’s knowledge and belief, since the time that Subtenant took possession of the Subleased Premises, there have been no and there presently are no Hazardous Materials present in the Subleased Premises. Subtenant hereby agrees to indemnify Sublandlord and Landlord and to hold Sublandlord Landlord harmless of, from and against all expense, loss, cost, fines, penalties, or liability suffered by Sublandlord and Landlord by reason of Subtenant’s breach of any of the provisions of this Section, provided the same were not caused or due to Landlord or Sublandlord’s negligence or willful misconduct.

d.
In the event that (i) prior to the Commencement Date the Subleased Premises are contaminated, or (ii) prior to or after the Commencement Date any other portion of the Subleased Premises is contaminated, by Hazardous Material released by Landlord, Sublandlord, or any previous tenant or any of their officers, employees, or agents (hereinafter called “Landlord Release”), Landlord and Sublandlord, jointly and severally (“solidariamente”) shall indemnify, defend and hold Subtenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including without limitation, attorneys’ fees, consultant fees and expert fees) which shall arise during or after the term of this Sublease as a result of such contamination. Without limiting the generality of the foregoing, the indemnification provided by this Section shall specifically cover costs incurred in connection with any clean-up, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision because of the presence of Hazardous Material in the soil or groundwater on or under the Subleased Premises resulting from the Landlord Release. Landlord or Sublandlord, at its sole costs and expense, shall provide Subtenant an environmental study or report of the hazardous condition of the Subleased Premises. The provision of this Section shall survive the termination of this Lease. Additionally, Landlord or Sublandlord may at any time obtain a Phase I environmental report for the Subleased Premises, and Subtenant shall provide access to the Subleased Premises to Landlord, Sublandlord and/or their consultants to complete such report, provided that (a) Landlord and/or Sublandlord have given five (5) days prior notice to Subtenant, and (b) Sublandlord’s and/or Landlord’s access to the Subleased Premises shall not interrupt or hinder Subtenant's possession and business operations on the Subleased Premises.

e.
The provisions of this section shall survive the termination of Subtenant’s tenancy or of this Sublease.

“Hazardous Materials” as used herein shall mean any pollutant, toxic substance, hazardous material, hazardous substance, or petroleum , as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance, rule or bylaw, whether existing as of the Commencement Date of this Sublease, previously enforced or subsequently enacted. Landlord and Sublandlord represent and warrant that, as of the Commencement Date, the Subleased Premises and the rest of the Building are free of Hazardous Materials and that no Hazardous Materials have been released in any portion thereof.

17.
INSURANCE:

a.
If the Subleased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Subtenant or any of Subtenant's agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Subtenant shall be responsible for the costs of repair not covered by insurance.

b.
Landlord shall maintain fire and extended coverage insurance on the Subleased Premises in such amounts as Landlord shall deem appropriate. Subtenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Subleased Premises. In addition, Subtenant shall be responsible to maintain environmental insurance coverage for the Subleased Premises and name Landlord and Sublandlord as additional insureds under such environmental insurance policy and provide a current Certificate of Insurance evidencing compliance with this Paragraph.

c.
Subtenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord and Subtenant, such insurance to afford minimum protection of not less than $2,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. All parties shall be listed as an additional insureds on each of their policy or policies of comprehensive general liability insurance, and each shall provide to the other with current Certificates of Insurance evidencing their compliance with this Paragraph. All parties shall obtain the agreement of their insurers to notify the other parties hereto that a policy is due to expire at least (10) days prior to such expiration. Neither Sublandlord nor Landlord shall not be required to maintain insurance against thefts within the Subleased Premises or the Building. If the Subleased Premises are substantially destroyed by a casualty, which shall include all causes, and not be limited to fire, explosion, flood, hurricane, etc., the Sublease shall terminate. If a portion of the Subleased Premises is so destroyed, and in the Subtenant’s reasonable judgment the remainder of the Subleased Premises is suitable for the Subtenant to continue its business therein, there shall be a proportionate rent abatement and the Landlord shall have an obligation to restore as soon as practical, except that, (i) if the casualty occurs during the last 18 months of the Sublease, either party should be able to terminate the Sublease, or (ii) repairs cannot reasonably be completed within one hundred and eighty (180) days, either Subtenant or Sublandlord, at its option, may terminate this Sublease by giving written notice to the other party with no penalty whatsoever, whereupon all rights and obligations hereunder shall cease effective as of the date of the casualty.

d.
Notwithstanding anything in this Sublease to the contrary, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, servants, partners, shareholders, officers, directors or employees, for any loss or damage that may occur to the Subleased Premises or the Building, or any personal property of such party therein, by reason of fire, or other peril, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants, or employees, and covenants that no insurer under any such policies shall hold any right of subrogation against such other party. The effect of such waiver is not limited by the amount of insurance actually carried or required to be carried, to the actual proceeds received after a loss or to any deductibles applicable thereto. Landlord and Subtenant will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Building and the Subleased Premises and the personal property therein. Either parties' failure to obtain such endorsements shall not invalidate this waiver. Any costs associated with obtaining such a waiver from each party's insurance company shall be borne by that party.

18.
UTILITIES: Subtenant shall pay all charges for water, sewer, gas, internet, electricity, telephone and other services and utilities used by Subtenant on the Subleased Premises during the Sublease Term unless otherwise expressly agreed in writing by Sublandlord. Subtenant, at its expense, shall be responsible to ensure that all utilities are separately metered and if so, any payments shall be made directly to the utilities company or Sublandlord is an internal meter is used. In the event that any utility or service provided to the Subleased Premises is not separately metered with Sublandlord's consent, Sublandlord shall pay the amount due and separately invoice Subtenant for Subtenant's pro rata share of the charges. Subtenant shall pay such amounts within fifteen (15) days of invoice and receipt of evidence from Landlord’s payment. Subtenant shall not be liable for any penalties, charges or fees charged to Landlord due to Sublandlord’s late payment. Subtenant acknowledges that the Subleased Premises are designed to provide standard office use electrical facilities and standard office lighting. Subtenant shall not use any equipment or devices that utilize excessive electrical energy or which may, in Sublandlord's reasonable opinion, overload the wiring or interfere with electrical services to other tenants.

Notwithstanding the foregoing, Sublandlord hereby provides, all in its as-is condition, infrastructure, installations, utility lines, and systems (Electrical, Fire Protection, Fire Alarm, Potable Water, Sanitary) up to the point of connection within the Subleased Premises. Thereby, Subtenant, at its expense, shall be able to use existing conduits, utility lines and infrastructure in order to facilitate connections towards the Subleased Premises and is hereby authorized to install any and all necessary equipment, meters or antenas within the Building or on the roof of the Subleased Premises to make the necessary connections and utility services. These infrastructure installations will be made by the vendors contracted by Subtenant for the corresponding services. Furthermore, Subtenant may request from Sublandlord, and Sublandlord agrees to not unreasonably withhold consent, the right to install its own stand-by electrical generator. Upon such installation Subtenant will not be charged for the cost of maintaining and operating the electrical generator serving the rest of the Building.

19.
SIGNS: Subject to Sublandlord's consent, Subtenant shall have the right to place on the Subleased Premises, at locations selected by Subtenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Sublandlord may refuse consent to any proposed signage that is in Sublandlord's reasonable opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Subleased Premises or use of any other tenant, or which is not permitted under the Original Lease. Subtenant shall repair all damage to the Subleased Premises resulting from the removal of signs installed by Subtenant.

20.
ENTRY: Sublandlord shall have the right to enter upon the Subleased Premises during business hours on reasonable prior three (3) Business Days’ notice to Subtenant to inspect the same, provided Sublandlord shall not thereby unreasonably interfere with Subtenant's business on the Subleased Premises and further provided that Sublandlord shall follow all protocols established by Subtenant for entry into any laboratory areas of the Subleased Premises. Notwithstanding the above, in case of emergency and ordinary repairs/maintenance, Subtenant grants full access to Landlord and/or Sublandlord to the Subleased Premises, provided Landlord and/or Sublandlord shall use commercially reasonable efforts not to thereby unreasonably interfere with Subtenant's business on the Subleased Premises.

21.
PARKING: During the Sublease Term, Subtenant shall have non-exclusive use in common with Landlord, Sublandlord, other tenants of the Building, their guests and invitees, at no cost to Subtenant, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Additionally, provided Sublandlord is first able to obtain such rights from Landlord under the Original Lease, then Subtenant shall have the rights to three (3) reserved parking spaces designated as: one (1) regulatory agencies parking, two (2) Subtenant reserved parking spaces for Subtenant’s executives. Sublandlord and Landlord reserve the right to designate other reasonable number of designated parking places for Subtenant and Subtenant's agents and employees.

22.
CONTROL OF DRIVEWAYS, ACCESS AND FACILITIES: All driveways, entrances and exits thereto, and other facilities furnished as part of the Subleased Premises shall always be subject to the exclusive control and management of Sublandlord; provided, that, such control shall not limit, impair or in any way interrupt Subtenant’s or its agent, employees, and/or visitors access, entry or exit to or from the Subleased Premises. Landlord and Sublandlord reserve the right, but without assuming any duty, to institute additional access control measures, to further control and regulate access to the Building or any part thereof. Subtenant will enjoy rights to access the Subleased Premises while obligations pursuant to this Sublease are complied with. Without breaching the law, Sublandlord and Landlord reserve the right to cancel access to facilities if Subtenant is in default hereunder, after any and all Curing Periods and/or notice period have elapsed; provided, however, that if Sublandlord or Landlord cancel access to any portion of the Subleased Premises, Subtenant shall not be required to pay rent for any such portions of the Subleased Premises for which access has been cancelled for the period of such cancelled access. Sublandlord and Landlord shall not, under any circumstances, be responsible for providing or supplying security services to the Subleased Premises or any part of the Building in excess of the Sublandlord’s Access Control Systems (and, unless expressly agreed in writing by Sublandlord, Sublandlord shall not under any circumstances be deemed to have agreed to provide any access control services in excess of the above specified Sublandlord’s Access Control Systems).

23.
BUILDING RULES: Subtenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Subtenant in writing prior to implementing such change. Attached in Schedule 23 is a copy of the actual Building Rules.

24.
CONDEMNATION: If any legally, constituted authority condemns the Building or such part thereof which shall make the Subleased Premises unsuitable for leasing, this Sublease shall cease when the public authority takes possession, and Sublandlord and Subtenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

25.
SUBORDINATION: Upon the satisfaction of the conditions set forth in the last sentence of this Section, the parties accept this Sublease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Subleased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Subtenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Sublease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Sublandlord is hereby irrevocably vested with full power and authority to subordinate this Sublease to any mortgage, deed of trust or other lien now existing or hereafter placed upon Sublandlord's interest in the Subleased Premises or the Building, subject to the terms of this Sublease, and Subtenant agrees upon demand to execute such further instruments subordinating this Sublease or attorning to the holder of any such liens as Sublandlord may request. In the event that Subtenant should fail to execute any instrument of subordination herein required to be executed by Subtenant promptly as requested, Subtenant hereby irrevocably constitutes Sublandlord as its attorney-in-fact to execute such instrument in Subtenant's name, place and stead, it being agreed that such power is one coupled with an interest. Subtenant agrees that it will from time to time upon request by Sublandlord execute and deliver to such persons as Sublandlord shall request a statement in recordable form certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Sublease have been paid, stating that Sublandlord is not in default hereunder (or if Subtenant alleges a default stating the nature of such alleged default) and further stating such other matters as Sublandlord shall reasonably require. Should any existing or prospective mortgagee require a modification or modifications of this Sublease, which modification or modifications will not cause an increased cost or expense to Subtenant or in any other way materially change the rights and obligations of Subtenant hereunder, Subtenant agrees that this Sublease may be so modified and agrees to execute whatever documents are required therefore and deliver the same to Sublandlord within ten (10) days following the request therefore.

26.
PROHIBITION TO RECORD SUBLEASE AGREEMENT: The parties agree that this Sublease Agreement will not be converted to public instrument and will not take any action to record this Sublease Agreement in the Registry of the Property. The Original Lease, however, will be recorded in the Registry of Property.

27.
SALE OF THE BUILDING or ORIGINAL LEASE: Landlord covenants and agrees (i) to notify Subtenant in writing of its intention to sell the Building or the Subleased Premises; and (ii) to make the purchaser in any sale of the Building or the Subleased Premises expressly aware of this Sublease; Sublandlord covenants and agrees (i) to notify Subtenant in writing of its intention to sell its leasehold rights to the Subleased Premises; and (ii) to make the purchaser in any sale of the Sublandlord’s right, title and interests in and to the Original Lease or the Sublease expressly aware of this Sublease; Landlord and Sublandlord, as the case may be, shall be completely released of all further obligations under this Lease accruing from and after the date of such sale.

28.
NOTICE: Any notice required or permitted under this Sublease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:

If to Sublandlord to: Pharma-Bio Serv PR, Inc.
____________________________
____________________________
____________________________

If to Subtenant to: Global Pharma LLC
____________________________
____________________________
____________________________

Sublandlord and Subtenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party. The first (1st) day following receipt of such notice shall be the start date for all time periods stated herein.

29.
QUIET AND PEACEFUL ENJOYMENT: Each of Sublandlord and Subtenant warrant that it has full right, authority, and power to execute and perform this Sublease. Further, the Sublandlord covenants and warrants that the Subtenant will have quiet and peaceable possession and enjoyment of the Subleased Premises for its permitted use (as defined in Section 13 hereof) to the full term of this Sublease without hindrance or molestation by Sublandlord, its other tenants, visitors, agents or employees. Concurrently, Subtenant warrants and agrees that Subtenant will not hinder or lessen the quiet and peaceable possession and enjoyment of any other tenant within the adjacent premises from their permitted use.

30.
WAIVER: No waiver of any default of Sublandlord or Subtenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Sublandlord or Subtenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

31.
FORCE MAJEURE: Except for monetary obligations, whenever a day is specified in this Sublease on which, or a period of time is specified in which, either party is required to do or complete any act, matter or thing, the time for the doing or completion shall be reasonably extended because of, civil commotion, war, warlike operations, sabotage, governmental regulations or control, fire or other casualty, abnormally severe weather or other acts of God, or other causes beyond such party’s reasonable control (financial inability excepted), and shall not be considered an event of default or breach of this Sublease by the party in question, but only to the extent and for the time occasioned by such event.

32.
HEADINGS: The headings used in this Sublease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Sublease.

33.
SUCCESSORS AND ASSIGNS: The provisions of this Sublease shall extend to and be binding upon Sublandlord and Subtenant and their respective heirs, legal representatives, successors and assigns. This provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge, or subletting contrary to the provisions of this Sublease.

34.
CONSENT: Sublandlord shall not unreasonably withhold or delay its consent with respect to any matter for which Sublandlord's consent is required or desirable under this Sublease.

35.
COMPLIANCE WITH LAW: Subtenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Subtenant's use of the Subleased Premises. Sublandlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Subleased Premises.

36.
FINAL AGREEMENT: This Sublease terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Sublease may be modified only by a further writing that is duly executed by both parties. Submission of this instrument for examination shall not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord and no lease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant; provided, however, the execution and delivery by Subtenant of this Sublease to Sublandlord or the agent of Sublandlord's beneficiary, if any, shall constitute and irrevocable offer by Subtenant to lease the Subleased Premises on the terms and conditions herein contained.

37.
GOVERNING LAW: This Sublease shall be construed and enforced in accordance with the Laws of the Commonwealth of Puerto Rico.

38.
SEVERABILITY: Wherever possible, each provision of this Sublease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Sublease shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Sublease.

39.
ORIGINAL LEASE. Sublandlord and Subtenant agree that at all times this Sublease is and shall be subject and subordinate to all of the terms, covenants, conditions, and provisions of the Original Lease. Subtenant hereby acknowledges that it has received a copy of the Original Lease and has examined and approved same. All of the terms, covenants, conditions, and provisions of the Original Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant, constitute the terms, covenants, conditions, and provisions of this Sublease, except to the extent that they are inapplicable to, inconsistent with, or modified by the provisions of this Sublease. If Subtenant receives any notice or demand from the Landlord under the Original Lease, Subtenant shall promptly deliver a copy thereof to Sublandlord. All defined terms in this Sublease shall have the same meaning as in the Original Lease, except if otherwise noted. Subtenant shall not do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions, or provisions of the Original Lease.

40.
NO ASSIGNMENT AND SUBLETTING. Subtenant shall have no rights whatsoever to assign this Sublease or sublet all or any portion of the Subleased Premises, without the prior written consent of Sublandlord, which shall not be unreasonably withheld or delayed; provided, that Subtenant shall have the right to transfer this Sublease (i) to any affiliate, parent company or subsidiary of Subtenant, or (ii) as part of a sale of its business, stock and/or substantially all of its assets to any Person (in Landlord’s reasonable judgment): (A) with a similar or stronger financial condition; (B) that is committed to continue a similar business operation at the Subleased Premises; and (C) with similar recognized and/or reputable experience in the same industry as Subtenant (the “Authorized Lease Transfer”). Any other attempted assignment or sublease by Subtenant shall be void. Notwithstanding any assignment or subletting including any Authorized Lease Transfer, Subtenant shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Subtenant's other obligations under this Sublease (regardless of whether Sublandlord's approval has been obtained for any such assignments or sublettings).

41.
ESTOPPEL CERTIFICATE. Subtenant agrees, from time to time, within ten (10) Business Days after request of Sublandlord, to execute and deliver to Sublandlord, or Sublandlord's designee, any reasonable estoppel certificate requested by Sublandlord, stating that this Sublease is in full force and effect, the date to which rent has been paid, that Sublandlord is not in default hereunder (or specifying in detail the nature of Sublandlord's default), the termination date of this Sublease and such other matters pertaining to this Sublease as may be requested by Sublandlord.

42.
BROKERAGE. Sublandlord and Subtenant each represent and warrant one to the other that neither of them has employed any broker in connection with the negotiations of the terms of this Sublease or the execution hereof. Sublandlord and Subtenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability (including, without limitation, reasonable attorneys' fees and costs) with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty.

43.
DIRECT LEASE. Subtenant is the obligor under a certain Promissory Note of even date herewith in favor of Scienza Labs, Inc. If, during the Sublease Term as may be extended, Subtenant satisfies all of its obligations under such Promissory Note, then this Sublease shall continue as a direct lease between Subtenant and Landlord (as Sublandlord) pursuant to the terms of this Sublease, and Sublessee agrees to attorn to and recognize Landlord as the Sublandlord under this Sublease as of such date.

44.
COUNTERPARTS. This Sublease may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be one and the same instrument with the same signature as if all parties to this Sublease had signed the same signature page. An executed facsimile or e-mail copy shall be an acceptable form of acceptance of this Sublease, and shall be considered an original for all purposes.

45.
LANDLORD CONSENT AND ESTOPPEL: The Landlord hereby acknowledges and agrees to execute a Landlord Consent and Estoppel in similar form to the attached Appendix 2 hereto, in order to confirm the validity and effectiveness of the Original Lease.

(Signatures on next page)

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

PHARMA-BIO SERV PR INC.

By:
Name:
Title:

SUBTENANT:

ROMARK GLOBAL PHARMA, LLC

By:
Name:
Title:

CONSENT AND JOINDER OF LANDLORD

Landlord hereby joins the foregoing Sublease by and between PHARMA-BIO SERV PR INC. and ROMARK GLOBAL PHARMA, LLC to evidence its consent to such Sublease and the provisions thereof (the “Sublease Agreement”). Furthermore, Landlord hereby acknowledges and agrees to be bound by the provisions of this Sublease Agreement, to the extent they impose terms, covenants and conditions unto Landlord for the benefit of Subtenant.

LANDLORD:

PLAZA PROFESSIONAL CENTER, INC.

By:
Name:
Title: